UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

REGENXBIO Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REGENXBIO Inc.

9600 Blackwell Road, Suite 210

Rockville, MD 20850

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of REGENXBIO Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on May 31, 2019, at 9:00 a.m. local time at the Company’s offices located at 9714 Medical Center Drive, Rockville, Maryland 20850 for the following purposes:

1.	To elect Daniel J. Abdun-Nabi, Allan M. Fox and Alexandra Glucksmann, Ph.D., to serve as Class I directors until the 2022 annual meeting of stockholders;

2.

To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for the year ending December 31, 2019;

3.	To hold an advisory vote on the compensation paid to the Company’s named executive officers;

4.	To hold an advisory vote to determine the frequency of future stockholder advisory votes on the compensation paid to the Company’s named executive officers; and

5.	To transact any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 1, 2019 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for inspection at the Company’s offices in Rockville, Maryland during normal business hours for a period of 10 days prior to the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please submit your proxy by telephone or over the internet, or by completing, signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the Annual Meeting. Instructions for voting are described in the Company’s proxy statement for the Annual Meeting, Notice of Internet Availability of Proxy Materials or proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2019:

The Company’s Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the

fiscal year ended December 31, 2018 are available at www.proxyvote.com.

By Order of the Board of Directors,

Kenneth T. Mills President and Chief Executive Officer

Rockville, Maryland April 11, 2019

This Proxy Statement is first being mailed to the stockholders of the Company on or about April 11, 2019.

i

REGENXBIO Inc.

9600 Blackwell Road, Suite 210

Rockville, MD 20850

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of REGENXBIO Inc., which will be held on May 31, 2019, at 9:00 a.m. local time at the Company’s offices located at 9714 Medical Center Drive, Rockville, Maryland 20850.

When this Proxy Statement refers to “REGENXBIO,” the “Company,” “we,” “us” or “our,” it is referring to REGENXBIO Inc.

We are making this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “Annual Report”) available to stockholders at www.proxyvote.com. On or about April 11, 2019, we will begin mailing to certain of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review this Proxy Statement and the Annual Report. The Notice also instructs you how you may submit your proxy over the internet or via telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

Why am I receiving this Proxy Statement and a related proxy card?

You have received these proxy materials because you owned shares of REGENXBIO common stock as of April 1, 2019, the record date for the Annual Meeting (the “Record Date”), and our Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement describes matters on which we would like you to vote at the Annual Meeting so that you can make an informed decision.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are permitted to furnish our proxy materials over the internet to our stockholders by delivering the Notice in the mail. As a result, only stockholders who specifically request a printed copy of the Proxy Statement will receive one. Instead, the Notice instructs stockholders on how to access and review the Proxy Statement and Annual Report over the internet at www.proxyvote.com. The Notice also instructs stockholders on how they may submit their proxy via telephone or the internet. If a stockholder who received a Notice would like to receive a printed copy of our proxy materials, such stockholder should follow the instructions for requesting these materials contained in the Notice.

How may I vote at the Annual Meeting?

You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy via telephone or the internet. If you received a printed set of materials, you may also vote by mail by completing, signing, dating and returning the proxy card.

When you vote, regardless of the method used, you appoint Kenneth T. Mills, our President and Chief Executive Officer (“CEO”), and Patrick J. Christmas, our General Counsel, as your representatives (or proxyholders) for the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if a matter that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 36,611,157 shares of our common stock outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting (one vote per share of common stock) in connection with the matters set forth in this Proxy Statement.

A list of stockholders entitled to vote will be available at the Annual Meeting and will be accessible for 10 days prior to the Annual Meeting at our principal place of business, 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850, during ordinary business hours.

What is a stockholder of record and how can I vote if I am a stockholder of record?

If, on the Record Date, your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. Stockholders of record may vote via the internet, telephone or mail (if you received a proxy card by mail) as described below. Stockholders also may attend the meeting and vote in person.

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You may vote by using the internet. The address of the website for internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

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You may vote by telephone. The toll-free number for telephone voting is noted on the Notice and your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. In all cases, your shares will be voted according to your instructions.

What is a beneficial owner of shares and how can I vote if I am a beneficial owner?

If, on the Record Date, your shares of common stock were not held in your name, but rather were held through a bank, broker or other nominee, then you are the beneficial owner of shares held in “street name,” and you will need to submit voting instructions to the institution that holds your shares. If you do not give instructions to your broker, your broker can vote your shares only with respect to “discretionary” items, but not with respect to “non-discretionary” items.

Discretionary items are proposals considered routine under the rules on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will not be voted, which is referred to as a “broker non-vote.” Please see “—What proposals will be voted on at the Annual Meeting and what vote is required to approve each proposal?” below for details regarding broker voting for each proposal.

As a beneficial owner, you are invited to attend the Annual Meeting. If you are a beneficial owner and not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your bank, broker or other nominee.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit a subsequent proxy via the internet, telephone or mail with a later date;

•	You may deliver a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850; or

•	You may attend the Annual Meeting and vote your shares in person. Simply attending the Annual Meeting without affirmatively voting will not, by itself, revoke your proxy.

If you hold your shares in street name, you must contact the bank, broker or other nominee holding your shares and follow their instructions for changing your vote.

What is the quorum requirement?

A quorum of stockholders is necessary to conduct business at the Annual Meeting. Pursuant to our Amended and Restated Bylaws (the “Bylaws”), a quorum will be present if a majority of the voting power of outstanding shares of the Company entitled to vote generally in the election of directors is represented in person or by proxy at the Annual Meeting. On the Record Date, there were 36,611,157 shares of common stock outstanding and entitled to vote. Thus, 18,305,579 shares must be represented by stockholders present at the Annual Meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your bank, broker or other nominee) or if you attend the Annual Meeting and vote in person. Abstentions will be counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the chairman of the meeting or the holders of a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

What proposals will be voted on at the Annual Meeting and what vote is required to approve each proposal?

The following table provides a description of the proposals that will be voted on at the Annual Meeting:

Proposal	Board Recommendation	Vote Required	Broker Discretionary Voting Allowed?
Proposal 1: Election of three Class I directors	FOR	Plurality of Votes Cast	No
Proposal 2: Ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm	FOR	Majority of Votes Cast	Yes
Proposal 3: Advisory vote on executive compensation	FOR	Majority of Votes Cast	No
Proposal 4: Advisory vote on the frequency of future advisory votes on executive compensation	EVERY 3 YEARS	Plurality of Votes Cast	No

Plurality of Votes Cast means that, with respect to Proposal 1, the nominees for director receiving the greatest number of votes will be elected and, with respect to Proposal 4, the option receiving the greatest number of votes will be recommended by stockholders to the Board. With respect to Proposal 1, withheld votes, abstentions and broker non-votes will have no effect on the election of a nominee. With respect to Proposal 4, abstentions and broker non-votes will have no effect on the outcome of the proposal.

Majority of Votes Cast means that a proposal that receives an affirmative majority of the votes cast will be approved. Abstentions and broker non-votes, if any, will not be counted “For” or “Against” Proposal 2 or Proposal 3 and will have no effect on the outcome of either proposal. We do not expect to receive broker non-votes for Proposal 2, as banks, brokers and other nominees will have discretionary authority to vote shares for which beneficial owners do not provide voting instructions.

Votes on each proposal will be tabulated by the inspector of elections appointed for the meeting.

Could other matters be decided at the Annual Meeting?

The Company does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the Annual Meeting, the individuals named as proxies on the proxy card will have discretionary authority to vote the shares represented by proxies in accordance with their best judgment. If you hold shares through a bank, broker or other nominee, the individuals named as proxies on the proxy card will not be able to vote your shares on any other business that comes before the Annual Meeting unless such individuals receive instructions from you with respect to such other business.

What happens if a director nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either reduce the number of directors that serve on the Board or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

What happens if I submit my proxy but do not provide voting instructions?

If you submit a proxy via telephone or the internet or return a signed and dated proxy card without indicating instructions with respect to a specific proposal, your shares will be voted in accordance with the Board’s recommendation for such proposal.

If any other matter is properly presented at the Annual Meeting, the proxyholders for shares voted on the proxy card (i.e., one of the individuals named as proxies on the proxy card) will vote your shares using their best judgment.

What do I need to show to attend the Annual Meeting in person?

You will need proof of your share ownership as of the Record Date and a form of photo identification, such as a valid driver’s license. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares in street name, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership.

All bags, briefcases and packages will be held at registration and will not be allowed in the Annual Meeting. We will not permit the use of cameras (including cell phones and other devices with photographic capabilities) or other recording devices in the meeting room.

Who is paying for this proxy solicitation?

The accompanying proxy is being solicited by the Board. In addition to this solicitation, directors and employees of the Company may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. In addition, the Company may also retain one or more third parties to aid in the solicitation of brokers, banks and institutional and other stockholders. We will pay for the entire cost of soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What happens if the Annual Meeting is postponed or adjourned?

Unless the polls have closed or you have revoked your proxy, your proxy will still be in effect and may be voted once the Annual Meeting is reconvened. However, you will still be able to change or revoke your proxy with respect to any proposal until the polls have closed for voting on such proposal.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results are expected to be announced at the Annual Meeting. We expect to report final voting results in a Current Report on Form 8-K filed with the SEC no later than the fourth business day after the Annual Meeting.

How can I find the Company’s proxy materials on the internet?

This Proxy Statement and the Annual Report are available at our corporate website at www.regenxbio.com. You also can obtain copies without charge at the SEC’s website at www.sec.gov and may access these materials at www.proxyvote.com. Website addresses referenced herein are intended to provide inactive, textual references only, and the information on these websites is not part of this Proxy Statement.

How do I obtain a separate set of the Company’s proxy materials if I share an address with other stockholders?

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address receive only one copy of the Notice. This practice, called “householding,” is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have a separate copy of the Notice, the Annual Report or this Proxy Statement mailed to you or receive separate copies of future mailings, please submit your request to the address or phone number that appears on your Notice or proxy card. We will deliver such additional copies promptly upon receipt of such request.

In other cases, stockholders receiving multiple copies of proxy materials at the same address may wish to receive only one copy. If you would like to receive only one copy, please submit your request to the address or phone number that appears on your Notice or proxy card.

Can I receive future proxy materials electronically?

Yes. This Proxy Statement and the Annual Report are available on our website at www.regenxbio.com. Instead of receiving paper copies in the mail, stockholders can elect to receive an e-mail that provides a link to our future annual reports and proxy materials on the internet. If you opt to receive your proxy materials electronically, you will receive an automatic link to the proxy voting site. In addition, electing to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business and reduce the environmental impact of our annual meetings of stockholders.

May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

Yes. The following requirements apply to stockholder proposals, including director nominations, for our 2020 annual meeting of stockholders:

Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials

Stockholders interested in submitting a proposal (other than the nomination of directors) for inclusion in the proxy materials to be distributed by us for our 2020 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in the Company’s proxy materials, stockholder proposals must be received at our principal executive offices no later than the close of business on December 13, 2019, which is the 120th day prior to the first anniversary of the date that we released this Proxy Statement to our stockholders for the Annual Meeting. To be included in our proxy materials, your proposal also must comply with our Bylaws and Rule 14a-8 promulgated under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of our 2020 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for our 2020 annual meeting of stockholders. Such proposals should be sent to REGENXBIO Inc., 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850, Attention: Corporate Secretary.

Requirements for Stockholder Nomination of Director Candidates and Stockholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials

Stockholders who wish to nominate persons for election to the Board at our 2020 annual meeting of stockholders or who wish to present a proposal at our 2020 annual meeting of stockholders, but who do not intend for such proposal to be included in the Company’s proxy materials for such meeting, must deliver written notice of the nomination or proposal to our Corporate Secretary at our principal executive offices no earlier than January 27, 2020, which is the 75th day prior to the first anniversary of the date we released this Proxy Statement to our stockholders for the Annual Meeting, and no later than February 26, 2020, which is the 45th day prior to the first anniversary of the date we released this Proxy Statement to our stockholders for the Annual Meeting. However, if we change the date of our 2020 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, such nominations and proposals must be received no later than the close of business on the later of (a) the 90th day prior to our 2020 annual meeting of stockholders and (b) the 10th day following the day we first publicly announce the date of our 2020 annual meeting of stockholders. The stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in our Bylaws. If the stockholder does not also satisfy the requirements of Rule 14a-4 promulgated under the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the 2020 annual meeting of stockholders. Such nominations or proposals should be sent to REGENXBIO Inc., 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850, Attention: Corporate Secretary.

Copy of Amended and Restated Bylaws

You may request a copy of our Bylaws to be delivered to you at no charge by writing to the Company’s Corporate Secretary at REGENXBIO Inc., 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850, Attention: Corporate Secretary. In addition, we have filed a copy of our Bylaws as Exhibit 3.2 to our Current Report on Form 8-K filed on September 22, 2015, which may be accessed without charge on our website at www.regenxbio.com and the SEC’s website at www.sec.gov.

PROPOSAL 1:

ELECTION OF DIRECTORS

Under our Bylaws, the Board is divided into three classes of roughly equal size. The members of each class are elected to serve a three-year term with the term of office of each of the three classes ending in successive years. Pursuant to our Bylaws, the Board has fixed the current number of directors at nine. Daniel J Abdun-Nabi, Allan M. Fox and Alexandra Glucksmann, Ph.D., are the three Class I directors whose terms expire at this Annual Meeting. The Board has nominated Messrs. Abdun-Nabi and Fox and Dr. Glucksmann (collectively, the “nominees” and each, a “nominee”) to serve until the 2022 annual meeting of stockholders or until their successors are elected, or until their earlier death, resignation or removal. Each of the nominees was recommended for election by the Nominating and Corporate Governance Committee, and each such recommendation was approved unanimously by the Board.

Shares represented by signed proxy cards will be voted on Proposal 1 “For” the election of Messrs. Abdun-Nabi and Fox and Dr. Glucksmann to the Board at the Annual Meeting, unless otherwise marked on the card. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares represented by proxy will be voted for the election of a substitute nominee designated by the current Board, unless otherwise marked on the card. Messrs. Abdun-Nabi and Fox and Dr. Glucksmann have each agreed to serve as a director if elected. We have no reason to believe that any of the nominees will be unable to serve if elected.

Certain information about each of the nominees is furnished below, including their business experience, public company director positions held currently or at any time during the last five years and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the nominees should continue to serve as directors.

Name	Age	Positions and Offices Held with Company	Director Since
Daniel J. Abdun-Nabi	64	Director	2016
Allan M. Fox	71	Director	2009
Alexandra Glucksmann, Ph.D.	60	Director	2018

Daniel J. Abdun-Nabi has been a Director since August 2016. Mr. Abdun-Nabi served as the Chief Executive Officer of Emergent BioSolutions Inc. (“Emergent”), a publicly held biopharmaceutical company, from March 2018 until his retirement in March 2019, as the President and Chief Executive Officer of Emergent from April 2012 to March 2018 and as the President and Chief Operating Officer of Emergent from May 2007 to March 2012, and he held various other senior management positions at Emergent beginning in 2004. Mr. Abdun-Nabi previously served as General Counsel for IGEN International, Inc. (“IGEN”), a biotechnology company, and its successor BioVeris Corporation, from September 1999 to May 2004. Prior to joining IGEN, Mr. Abdun-Nabi served as Senior Vice President, Legal Affairs, General Counsel and Secretary of North American Vaccine, Inc., a vaccine developer and manufacturer. Mr. Abdun-Nabi has served as a director at Aptevo Therapeutics Inc., a publicly held biotechnology company, since August 2016. He served as a director at Emergent from May 2009 to March 2019. Mr. Abdun-Nabi received an LL.M. in Taxation from Georgetown University Law Center, a J.D. from the University of San Diego School of Law and a B.A. from the University of Massachusetts, Amherst. Mr. Abdun-Nabi’s qualifications to continue to serve as a member of the Board include his extensive experience in senior management positions at publicly held biopharmaceutical companies, his current and prior service on the boards of such companies and his demonstrated business judgment.

Allan M. Fox has been a Director since February 2009. Mr. Fox is the founding partner of FOXKISER LLP (“FOXKISER”), a firm committed to the strategic development of transformative innovations from biomedical research, which was formed in September 1986. Mr. Fox specializes in identifying business opportunities and improving competitive market positions. Through FOXKISER, he has participated in the formation and development of numerous ventures in the public and private sectors, including the founding of REGENXBIO and Dimension Therapeutics, Inc. Before forming FOXKISER, Mr. Fox co-led the establishment of the Washington office of the law firm of Kaye Scholer. While in the public sector, Mr. Fox served as Chief of Staff and Chief Legislative Assistant to U.S. Senator Jacob K. Javits of New York. He also served as Chief Counsel to the United States Senate Health and Scientific Research Subcommittee, chaired by Senator Edward M. Kennedy. Mr. Fox has served as a director at WindMIL Therapeutics, Inc., a privately held biotechnology company, since March 2017. Mr. Fox was a Fellow in Law, Science and Medicine at Yale Law School where he received an LL.M. degree. Mr. Fox also holds a J.D. and B.A. from Temple University. Mr. Fox has specific attributes that qualify him to continue to serve as a member of the Board, including his broad experience in providing strategic advice to and investing in biotechnology companies throughout their life cycles, his expertise in identifying business opportunities, his deep experience with REGENXBIO since the time of its founding and his current and prior service on boards of directors.

Alexandra Glucksmann, Ph.D., has been a Director since May 2018. Dr. Glucksmann has served as the President and Chief Executive Officer of Cedilla Therapeutics, Inc., a privately held biotechnology company, since April 2018. From October 2017 to March 2018, Dr. Glucksmann was an Entrepreneur-in-Residence at Third Rock Ventures, LLC, a privately held healthcare venture firm, where she focused on company formation. She was also a founding employee of Editas Medicine, Inc., a publicly held biotechnology company, and served as its Chief Operating Officer from October 2013 to March 2017. Prior to that, Dr. Glucksmann was a founding employee of Cerulean Pharma Inc., a publicly held biotechnology company, and served as its Senior Vice President of research and business operations from September 2006 to June 2013. Dr. Glucksmann has served as a director at Scenic Biotech BV, a privately held biotechnology company, since September 2017. From August 2006 to May 2015, she served as a director at Taconic Biosciences, Inc. Dr. Glucksmann received a B.S. in Bacteriology from the University of Wisconsin-Madison and a Ph.D. in Molecular Genetics and Cell Biology from the University of Chicago, and she completed her postdoctoral fellowship at the Massachusetts Institute of Technology. Dr. Glucksmann’s qualifications to continue to serve as a member of the Board include her extensive experience in senior management positions at biotechnology companies, particularly her experience in the formation and development of biotechnology companies.

Vote Required

Directors are elected by a plurality of the votes cast at the Annual Meeting. The three nominees receiving the highest number of “For” votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors at the Annual Meeting.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE.

Continuing Directors Not Standing for Election

Certain information about those directors whose terms do not expire at the Annual Meeting is furnished below, including their business experience, public company director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the directors should serve as one of our directors. The term of the Class II directors will expire at the 2020 annual meeting of stockholders, and the term of the Class III directors will expire at the 2021 annual meeting of stockholders.

Name	Age	Positions and Offices Held with Company	Director Since
Luke M. Beshar	60	Director	2015
Donald J. Hayden, Jr.	63	Director, Chairman of the Board	2013
A.N. “Jerry” Karabelas, Ph.D.	66	Director	2015
Kenneth T. Mills	44	President, CEO and Director	2009
David C. Stump, M.D.	69	Director	2015
Daniel Tassé	59	Director	2016

Class II Directors (Terms Expire in 2020)

Donald J. Hayden, Jr. has been a Director and the Chairman of the Board since February 2013. From 1991 to 2006, Mr. Hayden held several executive positions with Bristol-Myers Squibb Company, a biopharmaceutical company, most recently serving as Executive Vice President and President, Americas. Mr. Hayden served as Chairman of the board of directors at Insmed Incorporated (“Insmed”), a publicly held biopharmaceutical company, from December 2010 to November 2018 and he currently serves as a director at Insmed. He also has served as Chairman of the board of directors at WindMIL Therapeutics, Inc., a privately held biotechnology company, since January 2017 and as a director at Otsuka America Pharmaceutical, Inc., a privately held U.S. subsidiary of Otsuka Pharmaceutical Co., Ltd., since January 2010. Mr. Hayden served as Lead Independent Director at Amicus Therapeutics, Inc. (“Amicus”) from February 2010 to October 2018, director at Amicus from March 2006 to October 2018, Chairman of the board of directors at Vitae Pharmaceuticals, Inc. from March 2006 to October 2016, and as a director at Dimension Therapeutics, Inc., from October 2013 to July 2015. Mr. Hayden holds a B.A. from Harvard University and an M.B.A. from Indiana University. Mr. Hayden has specific attributes that qualify him to continue to serve as a member of the Board, including his broad experience in the biotechnology and pharmaceutical industry, his service chairing public and private company boards, his experience helping shape new technologies, products and markets and his experience leading health care businesses in the United States and internationally.

A.N. “Jerry” Karabelas, Ph.D., has been a Director since May 2015. Dr. Karabelas has been a Partner at Care Capital, LLC (“Care Capital”), a life sciences venture firm, since December 2001. Prior to joining Care Capital, Dr. Karabelas was Chairman at Novartis BioVentures Fund, which is owned by Novartis AG (“Novartis”), a provider of capital for life sciences companies across the biotech, medical devices and diagnostics industries, prior to which he was the Chief Executive Officer of Novartis Pharma AG, which is also owned by Novartis. Before joining Novartis, Dr. Karabelas was Executive Vice President, Worldwide Pharmaceuticals of SmithKline Beecham, where he was responsible for U.S. and European operations, regulatory and strategic marketing. Dr. Karabelas has served as a director at Bausch Health Companies Inc., a publicly held specialty pharmaceutical and medical device company, since June 2016, a director at Braeburn Pharmaceuticals, Inc., a privately held pharmaceutical company, since September 2015 and Chairman of the board of directors at Polyphor AG, a privately held pharmaceutical company, since June 2013. He served as Chairman of the board of directors at Inotek Pharmaceuticals Corporation from July 2012 to June 2016. In connection with his work at Care Capital, Dr. Karabelas previously served on numerous boards of directors of pharmaceutical and therapeutics companies, including Renovo, plc, Vanda Pharmaceuticals, Inc. and NitroMed, Inc. Dr. Karabelas also previously served as Chairman of the board of directors at SkyePharma, plc and Human Genome Sciences. Dr. Karabelas received a B.S. from the University of New Hampshire and a Ph.D. from the Massachusetts College of Pharmacy. Dr. Karabelas has specific attributes that qualify him to continue to serve as a member of the Board, including his extensive experience in senior management positions at biopharmaceutical companies, his strong knowledge of strategic and regulatory issues, his insight into international operations and his international perspective on the life sciences industry and healthcare related issues.

Daniel Tassé has been a Director since August 2016. Mr. Tassé has served as the Chief Executive Officer of DBV Technologies SA, a publicly held biopharmaceutical company, since November 2018. From March 2016 to March 2019, he was the Chairman of Alcresta Therapeutics, Inc. (“Alcresta”), a privately held biopharmaceutical company, and from March 2016 to November 2018, he was the Chairman and Chief Executive Officer of Alcresta. Mr. Tassé has served as a director at Indivior PLC (where he is the Lead Independent Director), a London Stock Exchange publicly traded pharmaceutical company, since August 2014. Additionally, he has served as a director at Bellerophon Therapeutics, Inc. (“Bellerophon”), a publicly held biopharmaceutical company, since December 2013, HLS Therapeutics Inc. (“HLS”), a Toronto Stock Exchange publicly traded pharmaceutical company, since March 2018, and BioQ Pharma (“BioQ”), a privately held pharmaceutical company, since December 2014, but Mr. Tasse does not expect to stand for re-election at Bellerophon, HLS or BioQ in 2019. Prior to the acquisition of Ikaria Inc. (“Ikaria”) by Mallinckrodt Pharmaceuticals in April 2015, Mr. Tassé was President, Chief Executive Officer and Chairman of Ikaria and served as the Interim Chief

Executive Officer and President of Bellerophon from February 2014 to June 2014. Previously, Mr. Tassé was the General Manager of the Pharmaceuticals and Technologies Business Unit of Baxter International, Inc. and Vice President and Regional Director for Australasia at GlaxoSmithKline plc. Mr. Tassé was a member of the Health Section Governing Board of the Biotechnology Industry Organization, where he participated on the bioethics, regulatory environment and reimbursement committees. Additionally, Mr. Tassé was a member of the board of directors of the Pharmaceutical Research and Manufacturers of America, where he participated on the FDA and biomedical research committee. Mr. Tassé received a B.Sc. in Biochemistry from the University of Montreal. Mr. Tassé has specific attributes that qualify him to continue to serve as a member of the Board, including his extensive track record of business building in the healthcare industry, his strong background within critical care, his global management experience and his detailed knowledge of the life sciences industry.

Class III Directors (Terms Expire in 2021)

Luke M. Beshar has been a Director since April 2015. Mr. Beshar is a former Chief Financial Officer of various public and private companies and has more than 30 years of general and financial management experience. Mr. Beshar served as the Executive Vice President and Chief Financial Officer of NPS Pharmaceuticals, Inc. from November 2007 to February 2015 and as Executive Vice President and Chief Financial Officer of Cambrex Corporation, a life sciences company, from December 2002 to November 2007. Mr. Beshar began his career with Arthur Andersen & Co. in 1980 and is a Certified Public Accountant. Mr. Beshar has served as a director and chair of the audit committee at Trillium Therapeutics Inc., a publicly held immuno-oncology company, since March 2014, and a director at Artara Therapeutics, a privately held company focused on rare diseases, since October 2018. Mr. Beshar holds a B.S. degree in Accounting and Finance from Michigan State University and is a graduate of The Executive Program at the Darden Graduate School of Business at the University of Virginia. Mr. Beshar’s qualifications to continue to serve as a member of the Board include his financial and managerial experience in the biotechnology and life sciences industries, including serving as Chief Financial Officer, his financial and accounting expertise and his prior service on public and private company boards.

Kenneth T. Mills has been our President, Chief Executive Officer and Director since March 2009. Mr. Mills was with FOXKISER, most recently as a Partner, from January 2007 to January 2015. Mr. Mills was previously the Chief Financial Officer and Vice President of Business Development at Meso Scale Diagnostics, a life sciences company, from January 2004 to December 2006 and was part of the original management team that established the company’s operations and financing strategy. From March 1997 to December 2003, Mr. Mills was employed at IGEN, a biotechnology company, where he served as Director of Business Development up through the company’s acquisition by Roche. Mr. Mills received an S.B. in Chemistry from the Massachusetts Institute of Technology. Mr. Mills’ qualifications to continue to serve as a member of the Board include his extensive experience as an executive in the gene therapy and biotechnology industries, including as President and Chief Executive Officer of our Company, his prior service as a senior-level executive in both early stage and mature biotechnology companies and his demonstrated business judgment.

David C. Stump, M.D., has been a Director since October 2015. From November 1999 to December 2012, Dr. Stump was with Human Genome Sciences, Inc., a biopharmaceutical company, as Executive Vice President, Research and Development from May 2007 to December 2012, Executive Vice President, Drug Development from December 2003 to May 2007 and Senior Vice President, Drug Development from November 1999 to December 2003. Prior to joining Human Genome Sciences, Dr. Stump held roles of increasing responsibility at Genentech, Inc., a biopharmaceutical company, from 1989 to 1999, including Vice President, Clinical Research and Genentech Fellow. Prior to joining Genentech, Dr. Stump was an Associate Professor of Medicine and Biochemistry at the University of Vermont. Dr. Stump has served as a member of the boards of directors at Sunesis Pharmaceuticals, Inc. since June 2006, MacroGenics, Inc. since September 2013 and Portola Pharmaceuticals, Inc. since September 2015, each of which is a publicly held biopharmaceutical company. He also currently serves on the board of trustees of Earlham College. Dr. Stump previously served as a director at Dendreon Corporation, a biotechnology company, from June 2010 to June 2015. Dr. Stump holds an A.B. from

Earlham College and an M.D. from Indiana University and completed his residency and fellowship training in internal medicine, hematology, oncology and biochemistry at the University of Iowa. Dr. Stump has specific attributes that qualify him to continue to serve as a member of the Board, including his substantial medical and scientific background and expertise, his extensive experience in research and development and operations in the biotechnology industry and his prior service on public company boards.

CORPORATE GOVERNANCE

Our Board is responsible for oversight of the management of the Company. In carrying out its responsibilities, the Board selects and monitors our management team, provides oversight of our financial reporting processes and determines and implements our corporate governance policies.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines, which, along with the Company’s restated certificate of incorporation and Bylaws, and the charters of the committees of the Board, provide the framework for the governance of the Company. Our current corporate governance guidelines can be found, together with other corporate governance information, in the corporate governance section of our corporate website at www.regenxbio.com. The Board also evaluates the charters of its committees from time to time, as appropriate.

Code of Business Conduct

We maintain a code of business conduct that qualifies as a “code of ethics” under Item 406 of the SEC’s Regulation S-K and applies to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The code of business conduct addresses various topics, including: (1) compliance with applicable laws, rules and regulations; (2) conflicts of interest; (3) public disclosure of information; (4) insider trading; (5) corporate opportunities; (6) competition and fair dealing; (7) gifts; (8) discrimination, harassment and retaliation; (9) health and safety; (10) record-keeping; (11) confidentiality; (12) protection and proper use of company assets; (13) payments to government personnel; and (14) the reporting of illegal and unethical behavior.

The code of business conduct is available in the corporate governance section of our corporate website at www.regenxbio.com. Any amendment or waiver of the “code of ethics” provisions of the code of business conduct for an executive officer or director may be granted only by the Board or a committee thereof and must be timely disclosed as required by applicable law. We intend to satisfy the disclosure requirements regarding any such amendment or waiver applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, in a report filed with the SEC on Form 8-K or on our corporate website at www.regenxbio.com.

Director Independence

As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Consistent with these regulations, after review of all relevant transactions or relationships between each director, or any of such director’s family members, and the Company, its senior management and its independent registered public accounting firm, the Board has determined that all of our directors are independent directors within the meaning of applicable Nasdaq listing standards, except for Kenneth T. Mills, our President and CEO, and Allan M. Fox.

Information Regarding the Board of Directors and its Committees

As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for each of the Board committees during 2018:

Committee	Chairman	Non-Chairman Members	Number of Meetings in 2018
Audit Committee	Luke M. Beshar	Daniel J. Abdun-Nabi David C. Stump, M.D.	7
Compensation Committee	Donald J. Hayden, Jr.	Luke M. Beshar Daniel Tassé	7
Nominating and Corporate Governance Committee	A.N. “Jerry” Karabelas, Ph.D.	David C. Stump, M.D.	4

Below is a description of each committee of the Board. The Board has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees meets applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board oversees the quality and integrity of the Company’s financial statements and other financial information provided to the Company’s stockholders, the retention and performance of the Company’s independent accountants, the effectiveness of the Company’s internal controls and disclosure controls, and the Company’s compliance with ethics policies and SEC and related regulatory requirements. Pursuant to the Audit Committee charter, the functions of the Audit Committee include, among other things: (1) appointing, approving the compensation of, and assessing the independence of our registered public accounting firm; (2) overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm; (3) reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures; (4) monitoring our internal control over financial reporting and our disclosure controls and procedures; (5) meeting independently with our registered public accounting firm and management; (6) furnishing the audit committee report required by SEC rules; (7) reviewing and approving or ratifying any related person transactions; and (8) overseeing our risk assessment and risk management policies. Our Audit Committee charter can be found in the corporate governance section of our corporate website at www.regenxbio.com.

Three directors comprised the Audit Committee as of December 31, 2018: Mr. Beshar (the Chairman of the Audit Committee), Mr. Abdun-Nabi and Dr. Stump. The Audit Committee met seven times during 2018.

All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board has determined that each of Messrs. Abdun-Nabi and Beshar is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq listing standards.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in applicable Nasdaq listing standards and Rule 10A-3 promulgated under the Exchange Act).

Compensation Committee

The Compensation Committee of the Board reviews and approves the design of, assesses the effectiveness of, and administers executive compensation programs for officers and employees, including our equity incentive plans. Pursuant to the Compensation Committee charter, the functions of the Compensation Committee include, among other things: (1) evaluating the performance of our CEO and determining the CEO’s salary and contingent compensation based on his or her performance and other relevant criteria; (2) identifying the corporate and individual objectives governing the CEO’s compensation; (3) approving the compensation of our other executive officers; (4) making recommendations to the Board with respect to director compensation; (5) reviewing and approving the terms of material agreements between us and our executive officers; (6) overseeing and administering our equity incentive plans and employee benefit plans; (7) reviewing and approving policies and procedures relating to the perquisites and expense accounts of our executive officers; (8) preparing the annual Compensation Committee report required by SEC rules; and (9) conducting a review of executive officer succession planning, as necessary, reporting its findings and recommendations to the Board, and working with the Board in evaluating potential successors to executive officer positions. In accordance with Nasdaq listing standards and our amended and restated Compensation Committee charter, the Board has granted our Compensation Committee the authority and responsibility to retain or obtain the advice of compensation consultants, legal counsel and other compensation advisers, the authority to fund such advisers, and the responsibility to consider the independence factors specified under applicable law and any additional factors the Compensation Committee deems relevant. Our Compensation Committee charter can be found in the corporate governance section of our website at www.regenxbio.com.

Three directors comprised the Compensation Committee as of December 31, 2018: Mr. Hayden (the Chairman of the Compensation Committee), Mr. Beshar and Mr. Tassé. The Compensation Committee met seven times during 2018.

The Board has determined that all members of the Compensation Committee are independent (as independence is currently defined in the Nasdaq listing standards). In addition, each of our directors serving on our Compensation Committee satisfies the heightened independence standards for members of a compensation committee under Nasdaq listing standards, is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our President and CEO often participates in the Compensation Committee’s meetings. He does not participate in the determination of his own compensation or the compensation of directors. However, our President and CEO does make recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Compensation Committee’s deliberations about the compensation of such individuals. Our Senior Vice President, Human Resources and our Senior Vice President, General Counsel also regularly participate in the Compensation Committee’s meetings, but they do not participate in the determination of the amount or form of the compensation of executive officers or directors.

The Compensation Committee retained Radford, a compensation consulting firm, from May 2015 to March 2019. In connection with the 2018 compensation paid by the Company, Radford provided the Compensation Committee with data about the compensation paid by our peer group of companies and other employers who compete with the Company for executives, updated the Compensation Committee on new developments in areas that fall within the Compensation Committee’s jurisdiction and was available to advise the Compensation Committee regarding its responsibilities. Since April 2019, the Compensation Committee has retained Willis Towers Watson, a compensation consulting firm. The compensation consultant serves at the pleasure of the Compensation Committee rather than the Company, and the consultant’s fees are approved by the Compensation Committee. The Compensation Committee assessed the independence of each of Radford and Willis Towers Watson pursuant to applicable SEC rules and Nasdaq listing standards and concluded that their work did not raise any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board identifies, evaluates and recommends nominees to the Board and committees of the Board, conducts searches for appropriate directors, and evaluates the performance of the Board and of individual directors. Pursuant to the Nominating and Corporate Governance

Committee charter, the functions of the Nominating and Corporate Governance Committee include, among other things: (1) identifying, evaluating, and making recommendations to the Board and our stockholders concerning nominees for election to the Board, to each of the Board’s committees and as committee chairs; (2) annually reviewing the performance and effectiveness of the Board and developing and overseeing a performance evaluation process; (3) annually evaluating the performance of management, the Board and each Board committee against their duties and responsibilities relating to corporate governance; (4) annually evaluating adequacy of our corporate governance structure, policies, and procedures; and (5) providing reports to the Board regarding the Nominating and Corporate Governance Committee’s nominations for election to the Board and its committees. Our Nominating and Corporate Governance Committee charter can be found in the corporate governance section of our website at www.regenxbio.com.

Two directors comprised the Nominating and Corporate Governance Committee as of December 31, 2018: Dr. Karabelas (the Chairman of the Nominating and Corporate Governance Committee) and Dr. Stump. The Nominating and Corporate Governance Committee met four times during 2018.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having a general understanding of the Company’s industry. The Nominating and Corporate Governance Committee also considers other factors it deems appropriate, including, but not limited to:

•	the candidate’s relevant expertise and experience upon which to offer advice and guidance to management;

•	the candidate having sufficient time to devote to the affairs of the Company;

•	the candidate having a proven track record in his or her field;

•	the candidate’s ability to exercise sound business judgment;

•	the candidate’s commitment to vigorously represent the long-term interests of our stockholders;

•	whether or not a conflict of interest exists between the candidate and our business;

•	whether the candidate would be considered independent under applicable Nasdaq and SEC standards;

•	the current composition of the Board; and

•	the operating requirements of the Company.

In conducting this assessment, the Nominating and Corporate Governance Committee also considers diversity, age, skills, and such other factors as it deems appropriate given the then-current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

We believe that each of our directors brings a strong background and set of skills to our Board, giving the Board, as a whole, an appropriate balance of diversity, knowledge, experience, attributes, skills and expertise. In addition, seven of our nine directors are independent under Nasdaq standards (Mr. Mills, our President and CEO, and Mr. Fox being the exceptions) and our Nominating and Corporate Governance Committee believes that all nine directors are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole. We believe that our directors have a broad range of personal characteristics including leadership, management, pharmaceutical, gene therapy business, marketing and financial experience and abilities to act with integrity, with sound judgment and collegially, to consider strategic proposals, to assist with the development of our strategic plan and oversee its implementation, to oversee our risk management efforts and executive compensation and to provide leadership, to commit the requisite time for preparation and attendance at Board and committee meetings and to provide required expertise on Board committees.

In evaluating director candidates, our Nominating and Corporate Governance Committee has reviewed the experience, qualifications, attributes and skills of our directors and nominees, including those identified in the biographical information set forth above in the section entitled “Election of Directors.” The Nominating and Corporate Governance Committee believes that the members of the Board offer insightful and creative views and solutions with respect to issues facing the Company. In addition, the Nominating and Corporate Governance Committee also believes that the members of the Board function well together as a group. The Nominating and Corporate Governance Committee believes that the above-mentioned attributes and qualifications, along with the leadership skills and other experiences of the members of the Board described in further detail above under the section entitled “Election of Directors,” provide the Company with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

When there is a vacancy on the Board, the Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems it appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

Diversity

The Board does not have a formal policy with respect to diversity. However, the Board believes that it is important that its members represent diverse viewpoints, with a broad array of experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of the Company’s stockholders.

Board Renewal

The Board believes it is important to have experienced directors with a deep understanding of the Company’s business as well as other directors who bring fresh perspectives to the Board. In its efforts to identify potential director candidates, the Board and the Nominating and Corporate Governance Committee consider the input from the directors’ self-evaluation process to identify the backgrounds and expertise that are desired and the future needs of the Board in light of anticipated director retirements or resignations. The Board’s ongoing assessment of its collective skills, experience and expertise resulted in the recruitment of three new independent directors within the past three years.

In recruiting Alexandra Glucksmann, Ph.D., a new independent director in 2018, the Nominating and Corporate Governance Committee retained the search firm of Odgers Berndtson to help identify director prospects, perform candidate outreach, assist in reference and background checks and provide other related services. Our recruiting process typically involves either a search firm or a member of the Board or the Nominating and Corporate Governance Committee contacting a prospect to gauge the prospect’s interest and availability. A candidate will then meet with several members of the Board and then meet with members of the Company’s management as appropriate. At the same time, the Board or the Nominating and Corporate Governance Committee and the search firm will contact references for the prospect. A background check is completed before a final recommendation is made to the Board to appoint a candidate to the Board.

Meetings of the Board

The Board met five times during 2018. Each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member.

Directors are encouraged, but not required, to attend our annual meetings of stockholders. Seven of our eight then-continuing directors attended our 2018 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has ever been an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Performance Evaluations of the Board of Directors and its Committees

In accordance with our corporate governance guidelines and the Nominating and Corporate Governance Committee charter, the Board, with the assistance of the Nominating and Corporate Governance Committee, evaluates the performance of the Board, its committees and each individual director on an annual basis. Each member of the Board conducts an annual self-evaluation for the purpose of determining whether the Board and its committees are functioning effectively. As part of this process, each director considers the effectiveness of the Board and each committee on which the director serves. The results of the evaluations are discussed at subsequent meetings of the Board and its committees.

Director Nomination

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board or the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also take into consideration the number of shares of the Company’s common stock held by the recommending stockholder and the length of time that those shares have been held. To recommend a director candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing to the Company, including the following information:

•	the name of the stockholder and evidence of the stockholder’s ownership of the Company’s common stock, including the number of shares owned and the length of time the shares have been owned; and

•

the name of the director candidate, a description of the candidate’s qualifications to be a director of the Company, and the candidate’s consent to be named as a director nominee if recommended by the Nominating and Corporate Governance Committee and nominated by the Board.

Recommendations and the information described above should be sent to our Corporate Secretary at REGENXBIO Inc., 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850, Attention: Corporate Secretary.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential director candidate, the Nominating and Corporate Governance Committee may: collect and review publicly available information regarding the person to assess whether the person should be considered further; request additional information from the candidate and the proposing stockholder; contact references or other persons to assess the candidate; and conduct one or more interviews with the candidate. The Nominating and Corporate Governance Committee may consider that information in light of information regarding any other candidates that the Nominating and Corporate Governance Committee may be evaluating at that time, as well as any relevant director search criteria. The evaluation process generally does not vary based on whether or not a candidate is recommended by a stockholder; however, as stated above, the Nominating and Corporate Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that those shares have been held.

In addition to recommending director candidates to the Nominating and Corporate Governance Committee, stockholders may also nominate candidates for election to the Board at an annual meeting of stockholders. For more information, see “Questions and Answers About the Proxy Materials and Voting—May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?”

Separation of Chairman of the Board and Chief Executive Officer Roles

The Board separates the positions of Chairman of the Board and CEO. Separating these positions allows our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort, and energy that the CEO is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman of the Board, particularly as the Board’s oversight responsibilities continue to grow. We believe that having separate positions and having an outside director serve as Chairman of the Board is the appropriate leadership structure for the Company at this time.

Risk Oversight

The Board has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes the Board receiving regular reports from Board committees and members of senior management to enable the Board to understand the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic, reputational and cybersecurity risk. The oversight of risk within the Company is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes within the Company.

The Audit Committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the Audit Committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the Audit Committee includes direct communication with our external auditor, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The Compensation Committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, corporate governance practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by the Board as a whole.

Communications with the Board

The Board is interested in receiving communications from stockholders and other interested parties. These parties may contact any member of the Board or any committee of the Board, the non-employee directors as a group or the chairperson of any committee. In addition, the Audit Committee is interested in receiving communications from employees and other interested parties regarding accounting, internal controls or auditing matters. Any such correspondence should be addressed to the appropriate person or persons, either by name or title, and sent to our Corporate Secretary at REGENXBIO Inc., 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850, Attention: Corporate Secretary. The Corporate Secretary will review all such communications, but may, in his or her sole discretion, disregard any communication that he or she believes is not related to the duties and responsibilities of the Board. If deemed an appropriate communication, the Corporate Secretary will share the communication with the applicable director or directors.

DIRECTOR COMPENSATION

Our Board determines the compensation of our non-employee directors in conjunction with recommendations made by the Compensation Committee. We use a combination of cash and share-based compensation to attract and retain qualified candidates to serve on the Board. Kenneth T. Mills, our President and CEO and a member of the Board, did not receive any compensation from us during our fiscal year ended December 31, 2018 for his service as a director and is not included in the 2018 Director Compensation Table below.

Fees Earned or Paid in Cash

In 2018, pursuant to the then-effective compensation program for non-employee directors, each member of the Board who was not our employee received the following annual cash compensation for Board services, as applicable, paid in quarterly installments in arrears:

Description of Service	Cash Compensation ($)
Chairman of the Board	30,000
Member of the Board (including the Chairman of the Board)	35,000

In addition to the cash compensation described above, each member of the Board who served on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee received additional cash compensation as follows, paid in quarterly installments in arrears:

Committee	Role	Cash Compensation ($)
Audit Committee	Committee Chair	15,000
	Committee Member	7,500
Compensation Committee	Committee Chair	10,000
	Committee Member	5,000
Nominating and Corporate Governance Committee	Committee Chair	8,000
	Committee Member	4,000

In November 2018, the Board, upon the recommendation of the Compensation Committee, amended our compensation program for non-employee directors, effective as of January 1, 2019. Based on peer group data and analysis provided by Radford, the annual cash compensation level was increased for each service listed in the table above except Chairman of the Board. We have filed a copy of the program, as amended, as Exhibit 10.12 to the Annual Report.

Option Awards

Non-employee members of the Board receive automatic grants of non-statutory stock options under our 2015 Equity Incentive Plan. Each non-employee director upon joining the Board is automatically granted a non-statutory stock option to purchase 25,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the grant date. Each of these options vests in equal monthly installments over the 36 months following the date of the grant, and each provides for full acceleration in the event of a change in control.

In addition, on the date of each annual meeting of our stockholders, each non-employee director is automatically granted a non-statutory stock option to purchase 12,500 shares of our common stock with an exercise price equal to the fair market value of our common stock on the grant date. A non-employee director who receives an initial award will not receive the additional annual award for that year. The annual grants vest in equal monthly installments over the 12 months following the date of the grant, and each provides for full acceleration in the event of a change in control.

Other Compensation

We reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. We also provide customary director and officer insurance for all directors.

2018 Director Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2018:

Name	Fees Earned or Paid In Cash ($)	Option Awards(1) ($)	Total ($)
Daniel J. Abdun-Nabi	42,500	395,576	438,076
Luke M. Beshar	55,000	395,576	450,576
Allan M. Fox	35,000	395,576	430,576
Alexandra Glucksmann, Ph.D.(2)	21,058	818,608	839,666
Donald J. Hayden, Jr.	75,000	395,576	470,576
A.N. “Jerry” Karabelas, Ph.D.	43,000	395,576	438,576
David C. Stump, M.D.	46,500	395,576	442,076
Daniel Tassé	40,000	395,576	435,576

(1)

Amounts represent the aggregate grant date fair value of options granted during the respective fiscal year calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 9, “Stock-based Compensation,” to the financial statements included in our Annual Report for a discussion of the assumptions we made in determining the grant date fair value of our equity awards.

As of December 31, 2018, our non-employee directors held the following outstanding options to purchase shares of our common stock:

Name	Aggregate Number of Option Shares
Daniel J. Abdun-Nabi	50,000
Luke M. Beshar	60,292
Allan M. Fox	62,500
Alexandra Glucksmann, Ph.D.	25,000
Donald J. Hayden, Jr.	347,975
A.N. “Jerry” Karabelas, Ph.D.	86,875
David C. Stump, M.D.	62,500
Daniel Tassé	50,000

(2)	Dr. Glucksmann joined the Board effective May 25, 2018.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PwC as our independent registered public accounting firm to perform the audit of our financial statements for the year ending December 31, 2019, and has further directed that management submit this selection for ratification by our stockholders at the Annual Meeting. PwC has served as our independent registered public accounting firm since 2015. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee believes that the continued retention of PwC is in the best interests of the Company and our stockholders. As provided in the Audit Committee charter, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the performance, objectivity or independence of the independent registered public accounting firm.

In determining whether to reappoint PwC as the Company’s independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with PwC, an assessment of the professional qualifications and past performance of PwC and the potential impact of changing independent registered public accounting firms. Through its experience with the Company, PwC has gained institutional knowledge and expertise regarding the Company’s operations, accounting policies and practices and internal control over financial reporting. The Audit Committee believes that appointing a new independent registered accounting firm would require a significant time commitment that could interfere with management’s focus on financial reporting and internal controls.

Neither our Bylaws nor other governing documents or laws require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders.

Vote Required

In order for Proposal 2 to pass, the number of votes cast “For” Proposal 2 must exceed the number of votes cast against Proposal 2. Abstentions and broker non-votes will not be counted either “For” or “Against” the proposal and will have no effect on the proposal. We do not expect to receive broker non-votes on this proposal because the ratification of the appointment of the independent registered public accounting firm is a matter on which banks, brokers or other nominees are generally empowered to vote any shares for which a beneficial owner does not provide voting instructions.

Independent Registered Public Accounting Firm’s Fees

The following table represents aggregate fees billed to the Company for the years ended December 31, 2018 and December 31, 2017, by PwC, our independent registered public accounting firm:

Fee Category	2018 Fees ($)	2017 Fees ($)
Audit Fees	1,140,002	1,007,474
Audit-Related Fees	—	130,609
Tax Fees	—	—
All Other Fees	900	—

Total Fees	1,140,902	1,138,083

Audit Fees

Audit fees consist of aggregate fees billed or incurred by PwC for professional services rendered in connection with the annual audit of our financial statements, including internal control attestation for the year ended December 31, 2018, quarterly review procedures, consents issued for our registration statements and securities offerings.

Audit-Related Fees

Audit-related fees consist of fees billed or incurred by PwC for due diligence services related to mergers and acquisitions rendered during the year ended December 31, 2017.

All Other Fees

All other fees consist of license fees billed or incurred by PwC for access to its proprietary disclosure checklist software platform.

All audit fees, audit-related fees and other fees described above were pre-approved by the Audit Committee in accordance with applicable SEC requirements.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by PwC, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services, tax services and all other services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of PwC or on an individual case-by-case basis before PwC is engaged to provide a service.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consisted on December 31, 2018 of the three non-employee directors named below. The Board annually reviews the Nasdaq listing standards’ definition of independence for Audit Committee members (including the requirements of Rule 10A-3 promulgated under the Exchange Act) and has determined that each member of the Audit Committee meets that standard. Each of Daniel J. Abdun-Nabi and Luke M. Beshar serves as an audit committee financial expert in accordance with applicable SEC regulations.

The principal purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee is responsible for selecting and engaging the Company’s independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter, which the Board has adopted and which the Audit Committee reviews and approves on an annual basis.

The Company’s management is responsible for preparing the Company’s financial statements and for the Company’s financial reporting process. PwC, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee has also reviewed and discussed with the Company’s management the audited financial statements in the Annual Report. In addition, the Audit Committee discussed with PwC those matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) rules or standards. Additionally, PwC provided to the Audit Committee the written disclosures and the letter required under applicable PCAOB rules or standards. The Audit Committee also discussed with PwC its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC. The Audit Committee has selected PwC as the Company’s independent registered public accounting firm for the year ended December 31, 2019, and has approved submitting the selection of the independent registered public accounting firm for ratification by the Company’s stockholders.

The Audit Committee

Luke M. Beshar, Chairman
Daniel J. Abdun-Nabi
David C. Stump, M.D.

The material in this Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such material by reference.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are holding a stockholder advisory vote on the compensation of our named executive officers, or a “say-on-pay vote,” as described in the “Executive Compensation” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. At the Annual Meeting, stockholders will be asked to approve the following resolution:

RESOLVED, that the stockholders of REGENXBIO Inc. (the “Company”) hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, including the Compensation Discussion and Analysis and compensation tables thereto, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

The Compensation Committee oversees and administers our executive compensation program, including the evaluation and approval of compensation plans, policies and programs offered to our named executive officers. Our executive compensation program is designed to meet the following objectives:

•	provide a total compensation package that is highly competitive in order to attract and retain highly qualified executives;

•	align the interests of our executives with the interests of our stockholders; and

•	emphasize the use of at-risk compensation to reward executives for meeting strategic objectives.

Please see the “Executive Compensation” section of this Proxy Statement for a detailed discussion about our executive compensation program, including information about the 2018 compensation of our named executive officers.

While this vote is being conducted on an advisory basis, and is therefore not binding on us, the vote will be carefully considered by the Compensation Committee and the Board. Both the Compensation Committee and the Board value the opinions of our stockholders and, to the extent there is any meaningful vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns. The outcome of the vote, however, will not be construed as overruling any prior decision by the Company, the Compensation Committee or the Board.

Vote Required

In order for Proposal 3 to pass, the number of votes cast “For” Proposal 3 must exceed the number of votes cast “Against” Proposal 3. Abstentions and broker non-votes will not be counted either “For” or “Against” the proposal and will have no effect on the proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2018 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4:

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON

EXECUTIVE COMPENSATION

In addition to the stockholder advisory vote on executive compensation, we are also holding a stockholder advisory vote as to the frequency with which stockholders would have an opportunity to provide an advisory determination on executive compensation. Under SEC rules, this vote on frequency is required once every six years.

For the reasons described below, we recommend that our stockholders approve the following resolution, which is to implement a frequency of every three years, or a triennial vote, on executive compensation.

RESOLVED, that the stockholders of REGENXBIO Inc. (the “Company”) hereby approve, on a non-binding advisory basis, a triennial vote by the stockholders of the Company, on a non-binding advisory basis, on the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Our Board believes that a triennial vote on executive compensation is the best approach for the Company based on a number of considerations, including the following:

•

A significant portion of our executive compensation program is tied to long-term equity incentives, which are designed to reward performance over a multi-year period. Advisory votes should occur over a similar time frame and correlate with longer term business planning cycles. An annual vote on pay practices would tend to shift the focus to short-term financial results that may not be in the interest of long-term value creation for stockholders.

•

Our executive compensation philosophy has been consistently applied over multiple years and the general structure of our executive compensation program has not changed materially since we became a public company. We believe that our program includes an appropriate mix of short-term and long-term incentives evaluated against a peer group of publicly traded companies.

•

A triennial vote provides stockholders with sufficient time to evaluate, in a thoughtful and informed manner, the effectiveness of both short-term and long-term compensation strategies and related business outcomes.

While this vote is being conducted on an advisory basis, and is therefore not binding on us, the vote will be carefully considered by the Compensation Committee and the Board. Both the Compensation Committee and the Board value the opinions of our stockholders and, we will consider the outcome of the vote when determining the frequency of future advisory votes to approve executive compensation. The outcome of the vote, however, will not be construed as overruling any prior decision by the Company, the Compensation Committee or the Board.

Vote Required

In voting on Proposal 4, you can choose whether the advisory vote on executive compensation should be conducted every one year, every two years or every three years. You may also abstain from voting on this item. The approval requirement for this proposal is a plurality of the votes cast. The frequency option receiving the most votes cast by stockholders will be the frequency that is recommended by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION BE HELD EVERY 3 YEARS.

EXECUTIVE OFFICERS

The names of the current executive officers of the Company and certain information about each of them are set forth below:

Kenneth T. Mills. For information regarding Mr. Mills, our President and CEO and a member of our Board, see “Proposal 1: Election of Directors.”

Vittal “Vit” Vasista, age 51, has been our Chief Financial Officer since August 2009. Prior to joining us, Mr. Vasista served as Principal at PRTM Management Consultants from October 2006 to July 2009, where he developed operational strategies for both private and public organizations, including the development of market entry strategies, innovative business models, and operational improvements. Mr. Vasista received an M.B.A. from The Wharton School at the University of Pennsylvania, an M.S. in Mechanical Engineering from Stanford University, and an S.B. in Mechanical Engineering from the Massachusetts Institute of Technology.

Olivier Danos, Ph.D., age 61, has been our Chief Scientific Officer since March 2017. Prior to joining us, Dr. Danos was the Senior Vice President, Cell and Gene Therapy at Biogen Inc., a biotechnology company, from September 2014 until March 2017, where he led its gene therapy research and development activities. From September 2011 to September 2014, Dr. Danos was the Senior Vice President, Molecular Medicine, Synthetic Biology and Gene Regulation at Kadmon Pharmaceuticals. Prior to Kadmon, Dr. Danos served as the Director of the Gene Therapy Consortium of the University College of London and led a gene therapy research team at the Necker Hospital—Enfants Malades in Paris. He also served as the Chief Scientific Officer at Genethon and Senior Director of Research at Somatix Therapy Corporation, and held senior roles at the French National Centre for Scientific Research and the Pasteur Institute in Paris. Dr. Danos is the former President and founding member of the European Society of Gene and Cell Therapy. Dr. Danos received a Ph.D. in Biology from the Pasteur Institute and University of Paris Diderot and a Master in Science in Genetics and Molecular Biology at the University of Paris Orsay.

Curran Simpson, age 57, is currently our Senior Vice President, Product Development and Chief Technology Officer, and served as our Senior Vice President, Technical Operations from August 2015 to August 2018. Prior to joining us, Mr. Simpson was the Regional Supply Chain Head for North America at GlaxoSmithKline plc (“GSK”), a pharmaceutical company, from December 2012 until August 2015. Mr. Simpson was the Senior Vice President, Operations at the Human Genome Sciences division of GSK (“HGS”) from July 2006 to December 2012, as well as the Vice President, Manufacturing Operations at HGS from January 2003 to June 2006. Prior to HGS, Mr. Simpson held various positions with Biogen, Inc., Covance Biotechnology Services Inc., Novo-Nordisk Biochem Inc., Genentech, Inc. and Genencor, Inc. Mr. Simpson received an M.S. in Surface and Colloid Science (Physical Chemistry) from Clarkson University and a B.S. in Chemistry/Chemical Engineering from Clarkson College of Technology.

Patrick J. Christmas, age 48, has been our Senior Vice President, General Counsel since August 2016. Prior to joining us, Mr. Christmas served as Interim General Counsel at Tolero Pharmaceuticals, Inc. from April 2015 until August 2016. From May 2011 until November 2014, Mr. Christmas was the Vice President, General Counsel of Lumara Health, a specialty pharmaceutical company. Prior to Lumara Health, Mr. Christmas was General Counsel at the Wellstat Companies, a group of biotechnology companies, from July 2007 until May 2011 and General Counsel at BioVeris Corporation, a publicly held diagnostics company, from April 2005 to July 2007. Mr. Christmas began his career as an Associate at the law firm of Akin Gump Strauss Hauer & Feld LLP. Mr. Christmas received a J.D. from the University of Notre Dame and a B.A. in Economics from Boston College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains our compensation philosophy, policies and decisions for 2018 for the following executives, whom we refer to in this CD&A and in the related tables as our named executive officers (“NEOs”):

•	Kenneth T. Mills, our President and CEO;

•	Vittal “Vit” Vasista, our Chief Financial Officer;

•	Olivier Danos, Ph.D., our Chief Scientific Officer;

•	Curran Simpson, our Senior Vice President, Product Development and Chief Technology Officer; and

•	Stephen Yoo, M.D., our former Chief Medical Officer, who served the Company through the end of 2018 and resigned effective January 1, 2019.

Transition from Emerging Growth Company Status

Prior to December 31, 2018, we were considered an “emerging growth company” under applicable federal securities laws and, as a result, we have not previously been required to provide a CD&A regarding our executive compensation program or hold advisory votes on the compensation of our NEOs or with respect to the frequency of such votes. As a result, the Annual Meeting marks the first time stockholders will vote, on an advisory basis, on the compensation of our NEOs and the frequency with which such votes should be conducted. As such, this CD&A and the related executive compensation tables are intended to provide a detailed summary of our executive compensation program.

Executive Summary of Our 2018 Achievements

We are a leading clinical-stage biotechnology company seeking to improve lives through the curative potential of gene therapy. Our NAV Technology Platform, a proprietary adeno-associated virus (“AAV”) gene delivery platform, consists of exclusive rights to more than 100 novel AAV vectors, including AAV7, AAV8, AAV9 and AAVrh10. We and our third-party NAV Technology Platform Licensees are applying the NAV Technology Platform in the development of a broad pipeline of candidates in multiple therapeutic areas.

In 2018, we made significant progress toward our clinical development and business objectives, including the following achievements, which impacted executive compensation:

RGX-314 for the Treatment of Wet Age-Related Macular Degeneration

•  As of December 3, 2018, 24 subjects across four dose cohorts had been treated in the Phase I/IIa clinical trial of RGX-314.

•  Positive Phase I/IIa trial data were reported, demonstrating that, as of December 3, 2018, RGX-314 had been well-tolerated and had shown dose-dependent protein expression levels and dose-dependent reductions in anti-vascular endothelial growth factor injections, along with maintenance of central retinal thickness and vision.

RGX-121 for the Treatment of Mucopolysaccharidosis Type II

•  By year end, one subject had been dosed in the first of two expected dose cohorts of the Phase I/II clinical trial of RGX-121. The subject completed an initial eight-week safety assessment, and RGX-121 had been well-tolerated with no serious adverse events reported as of December 4, 2018.

• We announced that the U.S. Food and Drug Administration (the “FDA”) granted Fast Track designation to RGX-121.
RGX-111 for the Treatment of Mucopolysaccharidosis Type II	• Subject recruitment began in the Phase I clinical trial of RGX-111. • We announced that the FDA granted Fast Track designation to RGX-111.
RGX-501 for the Treatment of Homozygous Familial Hypercholesterolemia

•  By year end, a total of six subjects had been enrolled in two dose cohorts of the Phase I/II clinical trial of RGX-501.

•  We entered into a new clinical trial agreement with the University of Pennsylvania, the original RGX-501 clinical trial sponsor, which would allow us to become the clinical trial sponsor. We believe this will allow for enhanced visibility and control over the RGX-501 clinical trial. In the United States, the RGX-501 Investigational New Drug (“IND”) application was transferred in November 2018.

RGX-181 for the Treatment of Late-infantile Neuronal Ceroid Lipofuscinosis Type 2 Disease	• We announced a pipeline expansion with RGX-181. IND application-enabling studies for RGX-181 were initiated. • We announced that the FDA granted orphan drug designation to RGX-181.
Acquisition of NAV Technology Licensee

•  One of our NAV Technology Licensees, AveXis, Inc. (“AveXis”), was acquired by Novartis AG (“Novartis”) for approximately $8.7 billion in cash, further validating our NAV Technology Platform. Our negotiation and execution of certain license agreement amendments with AveXis, along with the subsequent acquisition by Novartis, resulted in our receipt of $180 million under a license agreement with AveXis. We are eligible to receive an additional $80 million in potential future commercial milestone payments, in addition to regulatory milestones and royalties on net sales.

Expansion of NAV Technology Licensees

•  We and Abeona Therapeutics Inc. (“Abeona”) entered into a license agreement for the development and commercialization of treatments for mucopolysaccharidosis type IIIA, mucopolysaccharidosis type IIIB, neuronal ceroid lipofuscinosis type 1 and neuronal ceroid lipofuscinosis type 3 using the NAV AAV9 vector.

•  We and Rocket Pharmaceuticals, Inc. entered into a license agreement for the development and commercialization of treatments for Danon Disease using the NAV AAV9 vector as well as exclusive options to two additional undisclosed NAV AAV vectors.

•  Ultragenyx Pharmaceutical Inc. exercised its option with the Company for the development of treatments for CDKL5 deficiency disorder using the NAV AAV9 vector.

Enhancement of Gene Therapy Manufacturing Capabilities

•  The Company and FUJIFILM Diosynth Biotechnologies entered into an agreement for the manufacture of our lead product candidates, securing access to resources capable of manufacturing NAV adeno associated virus at up to a 2,000-liter scale in support of global development and commercialization.

Financial Strength

•  We closed an underwritten public offering of 2,700,000 shares of our common stock at a price to the public of $65.00 per share, as well as the exercise in full of the underwriters’ option to purchase 405,000 additional shares at the public offering price. Including the option exercise, the total gross proceeds to us were approximately $201.8 million, before deducting the underwriting discounts and commissions and estimated offering expenses.

•  At year end, we held more than $470 million in cash, cash equivalents and marketable securities.

Compensation Philosophy and Objectives

The rapidly growing gene therapy industry has created a competitive recruitment and retention market for strong talent. It is our goal to ensure that we have the most skilled, innovative and resourceful executives on our leadership team. We foster an environment at REGENXBIO that will attract and retain top talent, and our executive compensation program is designed to support those objectives. Our program is structured around the following philosophy and objectives:

Attract, Motivate and Retain Highly Qualified Executives

•  Our compensation program is designed to attract, motivate and retain highly experienced individuals who are recognized as best-in-class.

•  We provide a total compensation package that is highly competitive with our peer group.

Align the Interests of Executives with the Interests of Stockholders

•  Our compensation program is designed to align the compensation realized by our executives with the value realized by our stockholders.

•  We provide our executives with equity accumulation opportunities in the form of stock options. A significant portion of our NEOs’ total compensation in 2018 was based on stock options.

•  Our stock options generally vest over a four-year period, with 25% of the shares vesting after 12 months from the date of grant and the balance vesting in equal monthly installments over the 36 months thereafter, provided that the optionee provides continuous service to the Company.

Pay for Performance

•  Our compensation program is designed to reward our executives for attaining pre-established business and individual goals. The attainment of these goals requires each executive to dedicate time and effort to the Company and use skills and experience to achieve maximization of stockholder value.

•  A significant portion of our executives’ compensation is based on Company and individual performance, and the compensation program is designed to reward both short-term and long-term performance.

•  Short-term performance of our executives is primarily rewarded through annual cash incentive awards that reflect the achievement of corporate and individual goals. Long-term performance of our executives is primarily rewarded through stock option awards that become exercisable with continued service to the Company and whose value is tied to the price of our common stock.

Use At-Risk Compensation to Reward Executives for Meeting Strategic Objectives

•  As shown in the following charts, our compensation program is designed such that a significant portion of executive compensation is based on “at-risk,” or variable, compensation, such as annual cash incentive awards, stock option awards and restricted stock unit awards.

•  We believe this mix of compensation best aligns the interests of our executives with those of our stockholders and contributes to both the achievement of short-term goals and the advancement of our long-term strategy.

•  In 2018, 89% of our President and CEO’s total compensation was at-risk and 78% of our other NEOs’ total compensation was at-risk.

2018 all other neo compensation at-risk performance-based vs. guranteed all other neo compensation for 2018 2018 ceo compensation at-risk performance-based vs. guranteed ceo compensation for 2018

Oversight and Operation of our Executive Compensation Program

Our executive compensation program demonstrates a commitment to a robust process and strong corporate governance practices, as evidenced by the following:

What We Do:

✓

Periodic review of performance metrics: Our Compensation Committee establishes the performance metrics that govern incentive compensation near the beginning of each year and reviews achievement of these metrics shortly following the end of each year.

✓

Maintain an industry-specific peer group for benchmarking pay: Our Compensation Committee periodically selects publicly traded biopharmaceutical companies to comprise our peer group for benchmarking compensation.

✓

Deliver executive compensation primarily through performance-based pay: Our executive compensation program rewards performance in a variety of ways, with the aim of arriving at a balanced assessment for each executive based on his or her contribution to the Company’s strategic objectives. The program balances short-term pay opportunities through base salary and annual cash incentives with long-term incentive opportunities through equity awards, and the program balances fixed compensation through base salary with variable compensation through annual cash incentives and equity awards.

✓

Set challenging cash incentive goals: Our Compensation Committee sets objectives for determining annual short-term cash incentive payouts which are challenging but attainable, with attainment uncertain.

✓	Use negative discretion in delivering performance-based pay: Our Compensation Committee can exercise its discretion to reduce or eliminate cash incentive compensation payouts and equity awards.

✓

Use “double trigger” vesting in the event of a change in control: For our executives, acceleration of stock option vesting, as well as other payments and benefits, will occur upon a “double trigger” in the event of a change in control (i.e., termination without cause or for good reason following a change in control).

✓	Engage an independent compensation consultant: Our outside compensation consultant is independent, reports directly to the Compensation Committee and advises on compensation levels and practices.

What We Don’t Do:

✗

Provide uncapped cash incentive payouts: Payouts under our annual short-term cash incentive program are capped for both corporate and individual performance, which discourages excessive risk-taking while encouraging the achievement of goals in the short-term.

✗

Provide excessive benefits or perquisites: Our NEOs are entitled to the same benefits and perquisites as are generally available to all our employees, and our NEOs are not entitled to any excessive benefits or perquisites.

✗

Allow hedging, pledging or “short-sale” transactions: We prohibit directors, officers, employees and certain other individuals from engaging in hedging transactions involving the Company’s securities, “short sales” of the Company’s securities (sales of securities not already owned) and pledging of any Company securities without the prior approval of the Company.

Our Compensation Committee conducts a compensation risk assessment annually. The Compensation Committee believes that the mix of long-term equity incentives, short-term cash incentives and base salary appropriately balances both short-term and long-term performance goals.

Process of Determining Executive Compensation

Role of the Compensation Committee and the Board. Our Compensation Committee has been delegated the authority to make determinations regarding all elements of compensation for our executives. The Compensation Committee engages an independent compensation consultant to advise them on the competitiveness of the executive compensation program, including an annual peer group review and annual analysis of all elements of executive compensation for each executive. Compensation packages for each executive are typically finalized and approved at the first Compensation Committee meeting each year. The independent members of the Board ratify recommendations made by the Compensation Committee with respect to the compensation and performance objectives of our President and CEO.

Role of Management. Our Compensation Committee, in making executive compensation decisions, may solicit input from management as appropriate with respect to individual and Company performance and results. The Compensation Committee receives recommendations and evaluations with respect to the compensation and performance of our executives from our President and CEO (except for his own compensation and performance). The Senior Vice President, Human Resources works with the compensation consultant to provide any internal data it requires. The Compensation Committee considered assessments from management when making 2018 compensation decisions.

Role of the Compensation Consultant. Our Compensation Committee is authorized to select and retain its own independent compensation consultant. The Compensation Committee retained Radford in this role from May 2015 to March 2019. During that time, Radford annually conducted a comprehensive assessment of our executive compensation program and pay levels. Radford advised the Compensation Committee on evolving best practices in executive compensation and provided benchmarking data and recommendations. Since April 2019, the Compensation Committee has retained Willis Towers Watson in this role. The Compensation Committee conducted an evaluation of each of Radford and Willis Towers Watson and concluded that neither engagement raised any conflict of interest.

Peer Group Data. Our Compensation Committee, upon advice received from its independent compensation consultant, selected the 20 companies that comprised our peer group for determining 2018 compensation through a screening process that considered publicly traded biopharmaceutical companies similar to us in headcount and market capitalization.

Our 2018 peer group companies were as follows:

Aduro BioTech, Inc.	Editas Medicine, Inc.	Sangamo Therapeutics, Inc.
Assembly Biosciences, Inc.	Epizyme, Inc.	Spark Therapeutics, Inc.
Audentes Therapeutics Inc.	Five Prime Therapeutics, Inc.	Stemline Therapeutics, Inc.
AveXis, Inc.	Intellia Therapeutics, Inc.	Syros Pharmaceuticals, Inc.
Bellicum Pharmaceuticals, Inc.	MacroGenics, Inc.	Versartis, Inc.
Blueprint Medicines Corporation	MyoKardia, Inc.	Voyager Therapeutics, Inc.
ChemoCentryx, Inc.	OncoMed Pharmaceuticals, Inc.

Survey Data. In addition to using peer group data, the Compensation Committee used survey data from the Radford Global Life Sciences Survey as of July 1, 2017 to inform compensation decisions for 2018. The custom data cut included 107 public pre-commercial biotechnology companies with a median headcount of 67 and a median market capitalization of approximately $667 million.

Elements of Compensation

The compensation paid to our NEOs in 2018 included the following elements:

Element	Purpose of Element
Base salary	Provide NEOs with a market competitive salary that recognizes experience, value and level of contribution to achieving the Company’s objectives

Annual short-term cash incentive	Motivate and reward NEOs for short-term individual and corporate performance

Long-term equity incentives	Motivate and reward NEOs for long-term corporate performance Align the interests of NEOs and stockholders, thereby enhancing stockholder value Attract, motivate and retain NEOs

Health, welfare and retirement benefits	Provide competitive benefits to protect employees’ and their covered dependents’ health and welfare, and to foster retirement savings

Severance and change in control benefits	Discourage turnover and allow NEOs to respond to the possibility of a change in control without being influenced by the potential effects of a change in control on their job security

The elements of our 2018 executive compensation program and compensation decisions for NEOs are described in further detail below.

Base Salary

Our Compensation Committee reviews and sets base salaries for NEOs, other than the President and CEO, on an annual basis in January of each year. Our Board determines the base salary for our President and CEO based on the recommendation of the Compensation Committee.

Our Compensation Committee and Board seek to establish and maintain base salaries for each position and level of responsibility that are competitive with those of executives at our peer group companies. In determining the base salary for each executive, the Compensation Committee takes many factors into account, including but not limited to:

•	the competitive benchmark data provided by the compensation consultant;

•	the scope and strategic impact of the executive’s responsibilities;

•	the experience level of the executive;

•	the executive’s performance against objectives for the year, leadership and contribution to the objectives of the Company;

•	relative compensation levels between executives; and

•	input from the President and CEO (for each executive other than the President and CEO).

Our NEOs were given merit increases to their base salaries in 2018 as a result of their respective performances in 2017. These merit increases were generally aligned with those provided to all other employees. The base salaries for our NEOs were adjusted as follows in 2018:

Name	Annual Base Salary Approved in 2018 ($)	Annual Base Salary Approved in 2017 ($)	Percentage Increase from 2017 to 2018
Kenneth T. Mills	546,364	530,450	3.0%
Vittal Vasista	379,300	365,400	3.8%
Olivier Danos, Ph.D.	409,000	400,000	2.3%
Curran Simpson	371,300	360,500	3.0%
Stephen Yoo, M.D.	397,900	386,250	3.0%

Annual Short-Term Cash Incentive

We have an annual cash incentive program for all employees, which is intended to align corporate, departmental, and individual goals throughout the Company and to provide an incentive that further ties compensation to achievement of those goals. In establishing targets for the cash incentive awards for our NEOs, the Compensation Committee (and the Board, in the case of our President and CEO) considers cash incentive awards paid to executives in similar positions at our peer group companies.

For 2018, target cash incentive award percentages were adjusted from the prior year as follows:

Name	Target Cash Incentive Award for 2018 (% of Base Salary)	Target Cash Incentive Award for 2017 (% of Base Salary)
Kenneth T. Mills	55%	50%
Vittal Vasista	40%	35%
Olivier Danos, Ph.D.	35%	35%
Curran Simpson	35%	35%
Stephen Yoo, M.D.	40%	35%

For 2018, our Compensation Committee determined that the cash incentive awards for our NEOs except for our President and CEO, Mr. Mills, would be determined based on corporate and individual objectives. Given Mr. Mills’ more substantial influence on the overall performance of the Company, the Compensation Committee believed it was appropriate and in the best interests of our stockholders to have Mr. Mills’ cash incentive award be based solely upon the achievement of corporate objectives, and the independent Board members concurred. The Compensation Committee believes that including the achievement of individual goals as a component of our cash incentive award payouts is important to motivate our NEOs other than Mr. Mills, as we continue to progress toward the commercial phase of our Company. For 2018, weightings allocated to corporate and individual objectives were as follows:

Name	Corporate Objectives Weighting	Individual Objectives Weighting
Kenneth T. Mills	100%	—
Vittal Vasista	75%	25%
Olivier Danos, Ph.D.	75%	25%
Curran Simpson	75%	25%
Stephen Yoo, M.D.	75%	25%

The Company’s annual cash incentive program, which is approved by the Compensation Committee and applicable to all employees, utilizes both a corporate performance multiplier and an individual performance multiplier. The corporate performance multiplier is based on the degree to which the Company’s objectives have been achieved during the relevant year; this multiplier is determined by the Compensation Committee and may range from 0 to 200% of target, provided that, if it is determined to be less than 50% of target, there will be no payout for the portion of our annual incentive program that is attributable to corporate performance. The individual performance modifier is based on the degree to which each employee’s individual objectives have been achieved during the relevant year; this multiplier is approved by the Compensation Committee for each of our NEOs and may range from 0 to 200% of target.

Corporate Objectives

Near the beginning of each year, our management recommends annual corporate objectives to our Compensation Committee and Board for approval. These objectives serve as the basis for determining our performance against key strategic and operating parameters for the year.

The Compensation Committee (and the Board, with respect to our President and CEO) approved the corporate objectives and weightings for 2018 as reflected in the table below. At the time of approval, the Compensation Committee believed that these objectives were challenging but attainable, and that attainment was uncertain.

Corporate Objective	Weighting (% of Corporate Objectives)
Achieve the clinical enrollment and regulatory milestones with lead programs	40%
Establish leading research and development capabilities for origination of new products and technologies	25%
Increase value of product portfolio and NAV Technology Platform	20%
Advance organizational culture objectives as outlined in five-year plan	5%
Maintain financial strength of the Company to achieve corporate objectives	10%

Total	100%

Individual Objectives

Our President and CEO, in consultation with our other NEOs, established individual objectives for each of our other NEOs near the beginning of 2018 that were specific to each of their respective areas of responsibility and supported meeting our corporate objectives. These individual objectives were then recommended to and approved by our Compensation Committee. At the time of approval, the Compensation Committee believed these objectives were challenging but attainable, and that attainment was uncertain.

Our Compensation Committee, with input from our President and CEO, made a qualitative determination following the end of the year as to the level of achievement of the respective individual objectives by each of our NEOs, other than our President and CEO.

Determining Payouts of Annual Cash Incentives

With respect to our 2018 corporate objectives, our Board and Compensation Committee determined that we achieved a payout percentage of 160% of target based on our corporate performance. When assessing the payouts, the Board and Compensation Committee took into account our overall financial condition at the time and our performance relative to our annual corporate objectives. The Compensation Committee determined that all NEOs were instrumental in exceeding our corporate objectives.

The Compensation Committee viewed the advancement of our clinical programs, entry into the license agreement with Abeona and completion of the year with more than $470 million in cash, cash equivalents and marketable securities as key achievements in an exceptional year for the Company. Our negotiation and execution of certain license agreement amendments with AveXis, along with the subsequent acquisition of AveXis by Novartis, was viewed as an additional achievement outside of the pre-established corporate objectives. This acquisition further validated our NAV Technology Platform, and our negotiation and execution of the license agreement amendments helped maintain the financial strength of the Company through the receipt of $180 million in 2018. See “—Executive Summary of Our 2018 Achievements” above for further information regarding these achievements.

The determination of the Compensation Committee and Board regarding our performance relative to each corporate objective is shown in the following table:

Corporate Objective	Weighting (% of Corporate Objectives)	Performance Level	Percentage of Corporate Objective Achieved
Achieve the clinical enrollment and regulatory milestones with lead programs	40%	Exceeded	60%
Establish leading research and development capabilities for origination of new products and technologies	25%	Exceeded	40%
Increase value of product portfolio and NAV Technology Platform	20%	Achieved	20%
Advance organizational culture objectives as outlined in five-year plan	5%	Exceeded	10%
Maintain financial strength of the Company to achieve corporate objectives	10%	Exceeded	20%
Additional Achievement: Execution of license agreement amendments with AveXis and subsequent acquisition of AveXis by Novartis	N/A	N/A	10%

Total	100%		160%

Based on the Company’s level of performance in 2018 relative to our corporate goals, and based on the level of performance of each NEO other than our President and CEO in 2018 relative to individual goals, our NEOs earned the cash incentive awards shown in the following table for 2018:

Name	Base Salary ($)	Target Cash Incentive Award (% of Base Salary)	Allocation of Cash Incentive Award		Percentage of Objective Achieved		Cash Incentive Award for 2018 ($)
			Corporate Objectives	Individual Objectives	Corporate Objectives	Individual Objectives
Kenneth T. Mills	546,364	55%	100%	—	160%	N/A	480,800
Vittal Vasista	379,300	40%	75%	25%	160%	150%	238,959
Olivier Danos, Ph.D.	409,000	35%	75%	25%	160%	100%	207,568
Curran Simpson	371,300	35%	75%	25%	160%	150%	204,679
Stephen Yoo, M.D.(1)	397,900	40%	N/A	N/A	N/A	N/A	160,000

(1)

Dr. Yoo resigned effective January 1, 2019. In light of Dr. Yoo’s resignation and based on a qualitative assessment of his contributions to the Company, the Compensation Committee determined that Dr. Yoo earned an amount approximately equivalent to his target cash incentive award in 2018.

Long-term Equity Incentives

Equity awards are crucial to a competitive compensation program for executives because they act as a powerful retention incentive. Equity ownership in our Company by our NEOs also aligns the interests of our NEOs with those of our stockholders and rewards our NEOs for their contributions to the long-term success of the Company.

In determining the equity incentive awards for our NEOs in 2018, our Board, with respect to our President and CEO, and our Compensation Committee, with respect to our other NEOs, considered the roles and performance of each NEO as well as the benchmarking data and recommendations of the Compensation Committee’s independent compensation consultant, which included information regarding equity compensation received by executives at peer group companies, as well as broader survey data. Based on these considerations, our NEOs received the stock option awards shown in the following table in 2018:

Name	Date of Stock Option Grant	Number of Shares	Grant Date Fair Value(1)
Kenneth T. Mills	1/3/2018	163,500	$3,895,222
Vittal Vasista	1/3/2018	55,000	$1,310,319
Olivier Danos, Ph.D.(2)	1/3/2018	41,250	$982,739
Curran Simpson	1/3/2018	55,000	$1,310,319
Stephen Yoo, M.D.	1/3/2018	55,000	$1,310,319

(1)

Amounts represent the aggregate grant date fair value of options granted during 2018 calculated in accordance with FASB ASC Topic 718. See Note 9, “Stock-based Compensation,” to the financial statements included in our Annual Report for a discussion of the assumptions we made in determining the grant date fair value of our equity awards.

(2)	Dr. Danos joined the Company in March 2017 and, therefore, his January 2018 equity incentive award was prorated accordingly.

All options in the above table have an exercise price of $35.80, which was the closing price of our common stock on the relevant grant date. Shares of our common stock underlying the options in the above table will vest over a four-year period, with 25% of the shares vesting after 12 months from the date of grant and the balance vesting in equal monthly installments over the 36 months thereafter, provided that the optionee provides continuous service to the Company.

The Board, with respect to our President and CEO, and the Compensation Committee, with respect to our other NEOs, has also granted stock options and restricted stock units from time to time, outside of our annual equity incentive awards, in recognition of an NEOs expanded roles or continuing contributions to the Company’s performance. No such grants were made in 2018.

We typically grant stock options to new hires, including our executives, upon their commencing employment with us. Stock options allow employees to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. Awards to newly hired employees generally vest over a four-year period, with 25% of the shares vesting after 12 months from the date of grant and the balance vesting in equal monthly installments over the 36 months thereafter, provided that the optionee provides continuous service to the Company.

Health, Welfare and Retirement Benefits

Our NEOs are eligible to participate in our health and welfare plans to the same extent as all full-time employees are eligible, including reimbursement of certain medical expenses of the NEO or employee and, if applicable, his or her eligible dependents. We pay a portion of the premium cost for our group health plan for all participants, including our NEOs. Other health and welfare benefits include medical, dental, vision and life insurance, flexible spending accounts and short- and long-term disability.

We have established a 401(k) tax-deferred savings plan, which permits all participants, including our NEOs, to make contributions by salary deduction pursuant to Section 401(k) of the Code. We are responsible for administrative costs of the 401(k) plan. We may, at our discretion, make matching contributions to the 401(k) plan. We do not generally provide our NEOs with any other perquisites or personal benefits.

Our employee stock purchase plan permits participants, including our NEOs, to purchase our common stock at a discount on a tax-qualified basis through payroll deductions. The employee stock purchase plan is designed to qualify as an “employee stock purchase plan” under Section 423 of the Code. The purpose of the employee stock purchase plan is to encourage our employees, including our NEOs, to become our stockholders and better align their interests with those of our other stockholders.

Severance and Change in Control Benefits

We have entered into employment agreements with each of our NEOs which, among other things, provide for certain severance and change in control payments under certain circumstances. We believe these potential benefits discourage turnover and allow our NEOs to respond to the possibility of a change in control without being influenced by the potential effects of a change in control on their job security. These potential benefits and our employment agreements with our NEOs are described in further detail under “—Employment Agreements and Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Considerations

Our Compensation Committee considers tax and accounting implications in determining all elements of our compensation plans, programs and arrangements. For taxable years prior to 2018, Section 162(m) of the Code generally denied a deduction to any publicly-held corporation for compensation paid to its named executive officers (other than the chief financial officer) exceeding $1.0 million, unless such compensation qualified as performance-based compensation. Base salaries, time-vested restricted stock, time-vested retention and transition payments, and discretionary or subjectively determined bonus awards generally did not qualify as performance-based compensation. However, pursuant to the Tax Cuts and Jobs Act of 2017 (the “TCJA”), for taxable years beginning in 2018, Section 162(m) of the Code no longer exempted qualified performance-based compensation from its restriction on deductions, other than with respect to compensation paid pursuant to a written binding contract that was in effect on November 2, 2017 and that was not materially modified after such date. In addition, the TCJA provides that the chief financial officer is no longer excluded from the named executive officers for purposes of its restriction on deductions. Further, once an individual’s compensation is subject to the restriction, his or her compensation will remain subject to the restriction regardless of whether he or she remains an NEO.

Anti-Hedging and Pledging Policy

As part of our policy against insider trading, our directors, officers, employees and certain other individuals are prohibited from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities. Additionally, such individuals are prohibited from engaging in transactions involving options on the Company’s securities, such as puts, calls and other derivative securities, except when receiving or exercising options granted by the Company. “Short sales” of the Company’s securities (sales of securities not already owned) are also prohibited. Furthermore, pledging of any Company securities is not permitted without the prior approval of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The Compensation Committee

Donald J. Hayden, Jr., Chairman
Luke M. Beshar
Daniel Tassé

The material in this Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such material by reference.

2018 Summary Compensation Table

The following table provides information concerning the compensation earned by our NEOs during the years ended December 31, 2018, 2017 and 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Kenneth T. Mills	2018	546,364	—		—	3,895,222	480,800	15,813	4,938,199
President and CEO	2017	530,450	—		—	1,734,200	278,486	15,525	2,558,661
	2016	514,890	—		—	1,979,413	206,000	17,706	2,718,009
Vittal Vasista	2018	379,300	—		—	1,310,319	238,959	15,813	1,944,391
Chief Financial Officer	2017	365,400	—		—	667,000	137,482	15,525	1,185,407
	2016	349,925	—		—	659,804	104,125	16,184	1,130,038
Olivier Danos, Ph.D.(4)	2018	409,000	—		—	982,739	207,568	14,462	1,613,769
Chief Scientific Officer	2017	307,692	50,000	(5)	—	1,390,000	108,938	15,525	1,872,155
Curran Simpson	2018	371,300	—		—	1,310,319	204,679	14,844	1,901,142
Senior Vice President,	2017	360,500	—		—	400,200	137,215	14,412	912,327
Product Development and	2016	349,925	—		825,550	87,974	107,188	11,182	1,381,819
Chief Technology Officer
Stephen Yoo, M.D.(6)	2018	397,900	—		—	1,310,319	160,000	15,813	1,884,032
Former Chief Medical	2017	386,250	—		—	533,600	141,947	15,525	1,077,322
Officer	2016	374,920	—		—	615,817	103,359	17,513	1,111,609

(1)

Amounts represent the aggregate grant date fair value of restricted stock units or options granted during the respective fiscal year calculated in accordance with FASB ASC Topic 718. See Note 9, “Stock-based Compensation,” to the financial statements included in our Annual Report for a discussion of the assumptions we made in determining the grant date fair value of our equity awards.

(2)

Amounts represent cash compensation earned under our annual incentive program, based on achievement of corporate and/or individual objectives and other factors deemed relevant by the Board or Compensation Committee. See the CD&A above for additional information.

(3)	Amounts represent employer matching contributions to the NEO’s 401(k) plan contributions.
(4)	2017 information for Dr. Danos is shown only for the portion of 2017 after he joined the Company in March 2017.
(5)	Represents the cash sign-on bonus paid to Dr. Danos upon joining the Company in March 2017.
(6)	Dr. Yoo served the Company through the end of 2018 and resigned effective January 1, 2019.

2018 Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our NEOs during the year ended December 31, 2018. No other plan-based awards were granted to any of our current or former NEOs during 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Kenneth T. Mills	—	—	300,500	601,000	—	—	—
	1/3/2018	—	—	—	163,500	35.80	3,895,222
Vittal Vasista	—	—	151,720	303,440	—	—	—
	1/3/2018	—	—	—	55,000	35.80	1,310,319
Olivier Danos, Ph.D.	—	—	143,150	286,300	—	—	—
	1/3/2018	—	—	—	41,250	35.80	982,739
Curran Simpson	—	—	129,955	259,910	—	—	—
	1/3/2018	—	—	—	55,000	35.80	1,310,319
Stephen Yoo, M.D.	—	—	159,160	318,320	—	—	—
	1/3/2018	—	—	—	55,000	35.80	1,310,319

(1)

Amounts represent the threshold, target and maximum 2018 award opportunities for our NEOs under our annual cash incentive program. See the CD&A for information regarding the criteria applied in determining the amounts payable under the annual cash incentives. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table.

(2)

Amounts represent the options granted to our NEOs in 2018 pursuant to our 2017 long-term equity incentive program. These options vest over a four-year period, with 25% of the shares vesting after 12 months from the date of grant and the balance vesting in equal monthly installments over the 36 months thereafter, provided that the optionee provides continuous service to the Company.

(3)

Amounts represent the aggregate grant date fair value of options granted during 2018 calculated in accordance with FASB ASC Topic 718. See Note 9, “Stock-based Compensation,” to the financial statements included in our Annual Report for a discussion of the assumptions we made in determining the grant date fair value of our equity awards.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth information regarding each outstanding and unexercised option held by each of our NEOs as of December 31, 2018. The number of shares subject to each award and, where applicable, the exercise price per share, reflects all changes as a result of our capitalization adjustments. The vesting schedule applicable to each outstanding award is described in the footnotes to the table below.

		Option Awards(1)						Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(2) ($)
Kenneth T. Mills	9/17/2014	234,670	(3)	—	(3)	0.85	9/24/2024	—		—
	5/19/2015	246,354		28,646		3.76	5/19/2025	—		—
	1/28/2016	164,063		60,937		13.09	1/28/2026	—		—
	1/4/2017	62,292		67,708		19.50	1/4/2027	—		—
	1/3/2018	—		163,500		35.80	1/3/2028	—		—
Vittal Vasista	9/17/2014	204,900	(4)	—	(4)	0.85	9/24/2024	—		—
	5/19/2015	16,916		3,125		3.76	5/19/2025	—		—
	1/28/2016	12,062		20,312		13.09	1/28/2026	—		—
	1/4/2017	3,125		26,042		19.50	1/4/2027	—		—
	1/3/2018	—		55,000		35.80	1/3/2028	—		—
Olivier Danos, Ph.D.	3/27/2017	22,520		56,250		20.35	3/27/2027	—		—
	1/3/2018	—		41,250		35.80	1/3/2028	—		—
Curran Simpson	8/31/2015	37,684		38,417		22.00	9/16/2025	—		—
	1/28/2016	625		2,708		13.09	1/28/2026	—		—
	12/8/2016	—		—		—	—	39,500	(5)	1,657,025	(5)
	1/4/2017	1,250		15,625		19.50	1/4/2027	—		—
	1/3/2018	—		55,000		35.80	1/3/2028	—		—
Stephen Yoo, M.D.	10/13/2014	40,830	(6)	—	(6)	0.85	11/4/2024	—		—
	5/19/2015	62,708		7,292		3.76	5/19/2025	—		—
	1/28/2016	51,042		18,958		13.09	1/28/2026	—		—
	1/4/2017	19,167		20,833		19.50	1/4/2027	—		—
	1/3/2018	—		55,000		35.80	1/3/2028	—		—

(1)

Except as otherwise noted, each option vests over a four-year period, with 25% of the shares vesting after 12 months from the date of grant and the balance vesting in equal monthly installments over the 36 months thereafter, provided that the optionee provides continuous service to the Company.

(2)

Amounts represent the market value, based on the last reported closing price of the Company’s common stock as of December 31, 2018 ($41.95), as reported by Nasdaq, of shares underlying restricted stock units held as of December 31, 2018.

(3)

The option vested with respect to 120,394 shares on the vesting commencement date. The option vested with respect to 88,524 shares on the one-year anniversary of the vesting commencement date and vested with respect to an additional 7,377 shares following each month of service following such date. The continued vesting of the option with respect to 233,710 shares subject to the option (the “Mills Contingent Shares”) was conditioned on our completion of a financing in which we raised gross proceeds of not less than $5,000,000 on or before January 1, 2016 (a “Qualified Financing”), which was satisfied upon the consummation of our Series C Preferred Stock financing in January 2015. As such, effective as of the closing of our Series C Preferred Stock financing, the option vested with respect to 25% of the Mills Contingent Shares as of the vesting commencement date. The option vested with respect to 25% of the remaining Mills Contingent Shares on the one-year anniversary of the vesting commencement date and the remaining Mills Contingent Shares vested in 36 equal monthly installments thereafter.

(4)

The option vested with respect to 72,235 shares on the vesting commencement date. The option vested with respect to 53,112 shares on the one-year anniversary of the vesting commencement date and vested with respect to an additional 4,426 shares following each month of service following such date. The continued vesting of the option with respect to 140,217 shares subject to the option (the “Vasista Contingent Shares”) was conditioned on our completion of a Qualified Financing, which was satisfied upon the consummation of our Series C Preferred Stock financing in January 2015. As such, effective as of the closing of our Series C Preferred Stock financing, the option vested with respect to 25% of the Vasista Contingent Shares as of the vesting commencement date. The option vested with respect to 25% of the remaining Vasista Contingent Shares on the one-year anniversary of the vesting commencement date and the remaining Vasista Contingent Shares vested in 36 equal monthly installments thereafter. The option vested with respect to 59,533 shares on December 31, 2015 which would have otherwise vested between January 2018 and September 2018 upon achievement of two business goals and a determination by our Compensation Committee that two additional business goals were deemed to be achieved as of December 31, 2015.

(5)

Amounts represent shares of the Company’s common stock underlying a restricted stock unit award granted to Mr. Simpson. 100% of the shares underlying the restricted stock units will vest on December 8, 2019, subject to Mr. Simpson providing continuous service to the Company.

(6)

The option vested with respect to 23,600 shares on the vesting commencement date. The option vested with respect to 35,400 shares on the one-year anniversary of the vesting commencement date and vests with respect to an additional 2,950 shares following each month of service following such date. The continued vesting of the option with respect to 82,700 shares subject to the option (the “Yoo Contingent Shares”) was conditioned on our completion of a Qualified Financing, which was satisfied upon the consummation of our Series C Preferred Stock financing in January 2015. As such, effective as of the closing of our Series C Preferred Stock financing, the option vested with respect to 15% of the Yoo Contingent Shares as of the vesting commencement date. The option vested with respect to 25% of the remaining Yoo Contingent Shares on the one-year anniversary of the vesting commencement date and the remaining Yoo Contingent Shares vested in 36 equal monthly installments thereafter.

2018 Option Exercises and Stock Vested

The following table shows the number of shares acquired upon option exercise for each NEO during the year ended December 31, 2018. None of the NEOs held restricted stock units that vested during the year ended December 31, 2018.

	Option Awards
Name	Number of Shares Acquired on Exercise of Options	Value Realized on Exercise(1) ($)
Kenneth T. Mills	295,000	13,891,250
Vittal Vasista	193,418	8,769,524
Olivier Danos, Ph.D.	21,500	928,304
Curran Simpson	120,191	4,125,403
Stephen Yoo, M.D.	102,070	6,253,664

(1)

The value realized is based on the fair market value of the Company’s common stock on the date of exercise minus the exercise price. The amounts set forth do not necessarily represent proceeds actually received by the NEO. The NEO will not realize the estimated value of these awards until the underlying shares are sold.

Employment Agreements and Potential Payments upon Termination or Change in Control

We have entered into employment agreements with each of our NEOs. Pursuant to each employment agreement, if we terminate the employment of the respective NEO without cause or if such NEO voluntarily resigns for good reason, as described in the respective agreement, then the NEO will be eligible to receive, contingent on timely executing and not revoking a general release of all claims the NEO may have against us and on the NEO returning all of our property in the NEO’s possession, continued payment of base salary in equal monthly installments for (i) 12 months for Mr. Mills and (ii) nine months for our NEOs other than Mr. Mills. In addition, we will pay the terminated NEO a lump sum equal to the applicable Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums for the same respective period of time. If a terminated NEO obtains employment during the salary continuation period, then we will cease to be obligated to make any further payments to the terminated NEO.

If we terminate the employment of an NEO without cause or if such NEO voluntarily resigns for good reason immediately prior to or during the 18 months following a change in control, as such term is defined in our 2015 Equity Incentive Plan, then the NEO will be eligible to receive, contingent on the NEO timely executing and not revoking a general release of all claims the NEO may have against us and on the NEO returning all of our property in the NEO’s possession, continued payment of base salary and (i) 1.5 times the target annual cash incentive for Mr. Mills and (ii) the target annual cash incentive for our NEOs other than Mr. Mills, in equal monthly installments for (a) 18 months for Mr. Mills and (b) 12 months for our NEOs other than Mr. Mills. In addition, we will pay the NEO a lump sum equal to the applicable COBRA premiums for the same respective period of time. All outstanding unvested options that were outstanding as of the date of a change in control will vest if we or our successor terminates the employment of an NEO without cause or if such officer voluntarily resigns for good reason during the remaining vesting period.

For purposes of the employment agreements, the term “cause” generally includes: (i) the conviction of, or the entering a plea of guilty or no contest to or for, any felony or any crime involving moral turpitude; (ii) the commission of a material breach of any of the covenants, terms and provisions of the respective employment agreement or the proprietary information and inventions agreement entered into as a condition of employment; (iii) the commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or other similar conduct materially harmful or potentially materially harmful to the Company’s best interest, as determined by the Board in its reasonable sole discretion; (iv) the failure to perform assigned duties or responsibilities (other than a failure resulting from disability); or (v) the violation of any federal or state law or regulation applicable to the Company’s business.

For purposes of the employment agreements, the term “good reason” generally includes: (i) a significant reduction in duties or responsibilities, or removal from the position contemplated by the agreement; (ii) a significant reduction (30% or more) in base salary as in effect immediately prior to such reduction; or (iii) a significant reduction in the type or level of employee benefits to which the respective individual is entitled that results in a significant reduction to the overall benefits package, as determined by the Board in its sole discretion; or (iv) relocation of the respective individual’s principal workplace by more than 35 miles from the primary office where he or she performed services prior to the relocation.

For purposes of the employment agreements and as defined in our 2015 Equity Incentive Plan, the term “change in control” generally includes: (i) any person becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with or into any other entity which results in our stockholders owning 50% or less of the surviving entity’s stock or its parent’s stock; or (iv) individuals who are members of our Board (the “Incumbent Board”), including individuals who are approved or recommended by a majority of the members of the Incumbent Board, ceasing to constitute at least a majority of the members of our Board over a period of 12 months.

The severance benefits that our NEOs may be entitled to receive under these agreements, as well as other benefits that our NEOs may be entitled to receive under other plans, may constitute parachute payments that are subject to the “golden parachute” rules of Section 280G of the Code and the excise tax of Section 4999 of the Code. If these payments are determined to be parachute payments, as calculated by our independent registered public accounting firm, the parachute payments will be reduced if, and only to the extent that, a reduction will allow the relevant NEO to receive a greater net after-tax amount than the NEO would receive absent a reduction.

The following table summarizes the hypothetical payments that could have been incurred by the Company with respect to each of our NEOs, assuming that a qualifying termination or resignation under the applicable employment agreement had occurred on December 31, 2018 and immediately prior to, or during the 18-month period following, a change in control:

Name	Cash Severance(1) ($)	Target Annual Cash Incentive(2) ($)	COBRA Premiums ($)	Value of Accelerated Stock Options(3) ($)	Total ($)
Kenneth T. Mills	819,546	450,750	30,934	5,378,202	6,679,432
Vittal Vasista	379,300	151,720	15,711	1,628,441	2,175,172
Olivier Danos, Ph.D.	409,000	143,150	20,623	1,468,688	2,041,460
Curran Simpson	371,300	129,955	20,623	1,533,603	2,055,481

(1)	Amounts represent continued payment of 2018 base salary for (i) 18 months for Mr. Mills and (ii) 12 months for our NEOs other than Mr. Mills.
(2)	For Mr. Mills, amount represents 1.5 times the target annual cash incentive for 2018. For our NEOs other than Mr. Mills, amounts represent the target annual cash incentive for 2018.
(3)

Amounts represent the acceleration of all unvested stock options outstanding as of December 31, 2018 and are equal to the number of unvested stock option shares as of December 31, 2018 multiplied by the difference between the $41.95 closing price of our common stock on December 31, 2018, as reported by Nasdaq, and the exercise price of the stock options.

The following table summarizes the hypothetical payments that could have been incurred by the Company with respect to each of our NEOs, assuming that a qualifying termination or resignation under the applicable employment agreement had occurred without the potential effects involving a change in control:

Name	Cash Severance(1) ($)	Target Annual Cash Incentive ($)	COBRA Premiums ($)	Value of Accelerated Stock Options ($)	Total ($)
Kenneth T. Mills	546,364	—	20,623	—	566,987
Vittal Vasista	284,475	—	11,783	—	296,258
Olivier Danos, Ph.D.	306,750	—	15,467	—	322,217
Curran Simpson	278,475	—	15,467	—	293,942

(1)	Amounts represent continued payment of 2018 base salary for (i) 12 months for Mr. Mills and (ii) nine months for our NEOs other than Mr. Mills.

Dr. Yoo’s resignation effective January 1, 2019 did not meet the criteria for termination without cause or resignation for good reason and, therefore, Dr. Yoo has not received and will not receive any of the potential payments upon termination described above.

Furthermore, in connection with their employment, each of our NEOs entered into our standard form of proprietary information and inventions agreement with us. This agreement provides that the respective NEO is generally prohibited for one year after termination of employment from, directly or indirectly, soliciting our employees or customers, or competing against us.

Securities Authorized for Issuance under Equity Incentive Plans

The following table provides information as of December 31, 2018 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. We do not have any equity compensation plans that have not been approved by stockholders.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Other Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	4,894,175	(1)(2)	$19.31	(3)	2,273,650	(4)
Equity compensation plans not approved by security holders	—		—		—

Total	4,894,175		$19.31		2,273,650

(1)

Includes 4,854,675 shares of common stock issuable upon exercise of outstanding options under all existing equity compensation plans. Of these shares, 1,484,393 were subject to options then outstanding under our 2014 Stock Plan and 3,370,282 were subject to options then outstanding under our 2015 Equity Incentive Plan (the “2015 Plan”).

(2)	Includes 39,500 shares subject to restricted stock units that will entitle the holder to one share of common stock for each unit that vests upon completion of required service conditions.
(3)	Does not take into account restricted stock units, which have no exercise price.
(4)

Represents 2,104,070 shares of common stock available for issuance under the 2015 Plan and 169,580 shares of common stock available for issuance under our 2015 Employee Stock Purchase Plan (the “ESPP”). On the first business day of each year, (i) the number of shares reserved under the 2015 Plan is automatically increased by the lesser of 4% of the total number of shares of common stock that are outstanding at that time or such lesser number as may be approved by the Board and (ii) the number of shares reserved under the ESPP is automatically increased by the lesser of 1% of the total number of shares of common stock that are outstanding at that time or such lesser number as may be approved by the Board. On January 2, 2019, an additional 1,444,808 shares became available for future issuance under the 2015 Plan and no additional shares were added to the ESPP. The additional shares from the annual increase on January 2, 2019 are not included in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of the Record Date, April 1, 2019, by: (i) each person or entity, or group of affiliated persons or entities, that is known by us to beneficially own more than five percent of our outstanding common stock; (ii) each of our directors (including nominees); (iii) each of our named executive officers; and (iv) all of our directors, nominees and executive officers as a group.

The information in the following table is based upon information supplied by our executive officers, directors and principal stockholders and information disclosed in filings with the SEC through the Record Date. Applicable percentage ownership is based on 36,611,157 shares of common stock outstanding at the Record Date.

In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date. We did not deem such shares outstanding, however, for the purpose of computing the percentage beneficially owned by any other person or entity. Unless otherwise indicated, the principal address of each of the stockholders below is c/o REGENXBIO Inc., 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class Outstanding
Holders of More than 5%:
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	4,822,962	13.2%
The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	3,388,104	9.3%
Entities Affiliated with Allan M. Fox(4) 1701 Pennsylvania Ave., NW, Suite 900 Washington, DC 20006	3,043,568	8.3%
Entities Affiliated with John Daniel Kiser(5) 1701 Pennsylvania Ave., NW, Suite 900 Washington, DC 20006	2,013,890	5.5%
Entities Affiliated with Venrock Partners(6) 3340 Hillview Avenue Palo Alto, CA 94304	1,991,907	5.4%
Entities Affiliated with State Street Corporation(7) State Street Financial Center One Lincoln Street Boston, MA 02111	1,974,759	5.4%
Directors (Including Nominees) and Named Executive Officers:
Daniel J. Abdun-Nabi(8)	47,917	*
Luke M. Beshar(9)	60,292	*
Allan M. Fox(10)	3,106,068	8.5%
Alexandra Glucksmann, Ph.D.(11)	8,333	*
Donald J. Hayden, Jr.(12)	347,975	*
A.N. “Jerry” Karabelas, Ph.D.(13)	86,875	*
Kenneth T. Mills(14)	998,503	2.7%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class Outstanding
David C. Stump, M.D.(15)	62,500	*
Daniel Tassé(16)	47,917	*
Olivier Danos, Ph.D.(17)	47,917	*
Curran Simpson(18)	36,937	*
Vittal Vasista(19)	380,697	1.0%
Stephen Yoo, M.D.(20)	15,583	*
All directors, nominees and executive officers as a group (13 persons)(21)	5,285,738	13.8%

*	Less than one percent of the outstanding shares of common stock.
(1)	Except as indicated otherwise, all persons have represented to the Company that they exercise sole voting power and sole investment power with respect to their shares.
(2)

Based solely on the Schedule 13G/A filed with the SEC on January 31, 2019 by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of, the Company. No one person’s interest in the common stock of the Company is more than five percent of the total outstanding shares of common stock of the Company.

(3)

Based solely on the Schedule 13G filed with the SEC on February 12, 2019 by The Vanguard Group, Inc. (“The Vanguard Group”). Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 62,711 shares of the common stock of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 6,514 shares of the common stock of the Company as a result of its serving as investment manager of Australian investment offerings.

(4)

Entities include The Allan M. Fox Trust (U/A/D April 21, 2015) (the “Fox Trust”), The Allan M. Fox Revocable Trust (the “Fox Revocable Trust”) and MAPES. John Daniel Kiser is the trustee of the Fox Trust and holds sole investment power over such trust. Allan M. Fox holds sole investment power over the shares held by the Fox Revocable Trust and the shares held by MAPES. Mr. Fox is a member of our board of directors and Mr. Kiser is a former member of our board of directors. The amount reflected does not include 948,157 shares held by The Kiser 2012 Gift Trust (the “Kiser Gift Trust”), for which Mr. Fox serves as co-trustee as described in footnote 5.

(5)

Entities include the Kiser Gift Trust, The John Daniel Kiser Revocable Trust U/A/D July 27, 2011 (the “Kiser Revocable Trust”) and The Kiser 2018 Grantor Retained Annuity Trust (the “Kiser Retained Annuity Trust”). Mr. Fox is co-trustee of the Kiser Gift Trust and holds shared investment power over such trust. Mr. Kiser holds sole investment power over the shares held by the Kiser Revocable Trust. Ellen G. Kiser, the wife of Mr. Kiser, holds sole investment power over the shares held by the Kiser Retained Annuity Trust. The amount reflected does not include 722,485 shares held by the Fox Trust, for which Mr. Kiser serves as trustee as described in footnote 4.

(6)

Based solely on the Schedule 13G filed with the SEC on February 16, 2016 by Venrock Healthcare Capital Partners, L.P. (“VHCP I”), VHCP Co-Investment Holdings, LLC (“VHCP Co-Invest I”), Venrock Healthcare Capital Partners II, L.P. (“VHCP II”), VHCP Co-Investment Holdings II, LLC (“VHCP Co-Invest II”), VHCP Management, LLC (“VHCP Management”), VHCP Management II, LLC (“VHCP Management II” and collectively with VHCP I, VHCP Co-Invest I, VHCP II, VHCP Co-Invest II and VHCP Management, the “VHCP Entities”), Venrock Associates VII, L.P. (“VA7”), Venrock Partners VII, L.P. (“VP7”) and Venrock Management VII, LLC (“VM7” and together with VA7 and VP7, the “Venrock 7 Entities”). Consists of 838,956 shares of common stock held by VA7, 783,474 shares of common stock held by VHCP II, 247,480 shares of common stock held by VHCP Co-Invest II, 69,497 shares of common stock held by VP7, 44,381 shares of common stock held by VHCP I and 8,119 shares of common stock held by VHCP Co-Invest I. The VHCP Entities expressly disclaim beneficial ownership over all shares held by the Venrock 7 Entities, except to the extent of their indirect pecuniary interest therein. The Venrock 7 Entities expressly disclaim beneficial ownership over all shares held by the VHCP Entities, except to the extent of their indirect pecuniary interest therein.

(7)

Based solely on the Schedule 13G filed with the SEC on February 13, 2019 by State Street Corporation and certain of its direct or indirect subsidiaries, including SSGA Funds Management, Inc., State Street Global Advisors Limited (UK), State Street Global Advisors, Australia Limited, State Street Global Advisors (Japan) Co., Ltd., State Street Global Advisors GmbH and State Street Global Advisors Trust Company.

(8)	Consists of options to purchase 47,917 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.
(9)	Consists of options to purchase 60,292 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.
(10)

See footnotes 4 and 5 above for securities ownership information relating to Mr. Fox. Includes options to purchase 62,500 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.

(11)	Consists of options to purchase 8,333 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.
(12)	Consists of options to purchase 347,975 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.
(13)	Consists of options to purchase 86,875 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.
(14)	Includes options to purchase 752,503 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.
(15)	Consists of options to purchase 62,500 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.
(16)	Consists of options to purchase 47,917 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.
(17)	Includes options to purchase 41,417 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.
(18)	Consists of options to purchase 36,937 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.
(19)	Includes options to purchase 151,482 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.
(20)

Dr. Yoo ceased to be an executive officer as of January 1, 2019. The most recent information available to the Company from public filings and Company records is shown for Dr. Yoo. Consists of options to purchase 15,583 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.

(21)

Includes options to purchase 1,741,866 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date. The group excludes Dr. Yoo, who ceased to be an executive officer as of January 1, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and certain holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and written representations provided to us by all of our directors and executive officers and certain of our greater than 10% stockholders, we believe that during the year ended December 31, 2018, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of transactions since January 1, 2018 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial owners of more than five percent of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

All of the transactions set forth below were approved by our Audit Committee or a majority of the Board, including a majority of the independent and disinterested members of the Board. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the Audit Committee or a majority of the members of the Board, including a majority of the independent and disinterested members of the Board, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

FOXKISER LLP Strategic Services Agreement

In January 2019, we entered into a Strategic Services Agreement (the “2019 Strategic Services Agreement”) with FOXKISER, which is (i) an affiliate of Allan M. Fox, one of our directors, (ii) an affiliate of certain entities controlled by Mr. Fox which hold an aggregate of more than five percent of our common stock and (iii) an affiliate of certain entities controlled by John Daniel Kiser which hold an aggregate of more than five percent of our common stock. Pursuant to the 2019 Strategic Services Agreement, we incur a monthly fixed fee of $250,000 in consideration for certain strategic services provided by FOXKISER. The 2019 Strategic Services Agreement has a term of one year and is terminable by either party, at any time, upon 60 days’ prior written notice to the other party.

In January 2018, we entered into a Strategic Services Agreement (the “2018 Strategic Services Agreement”) with FOXKISER, which expired in December 2018. Pursuant to the 2018 Strategic Services Agreement, we incurred a monthly fixed fee of $175,000 in consideration for certain strategic services provided by FOXKISER.

Indemnification Agreements

We have entered, or will enter, into indemnification agreements with our directors, executive officers and certain key employees. Under these agreements, we agree to indemnify our directors, executive officers and certain key employees against any and all expenses incurred by them in connection with proceedings because of their status as one of our directors, executive officers or key employees to the fullest extent permitted by Delaware law, subject to certain limitations. In addition, these indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will pay for all expenses incurred by our directors, executive officers and certain key employees in connection with a legal proceeding arising out of their service to us.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that we are authorized to enter into indemnification agreements with our directors and executive officers and we are authorized to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.

Policies and Procedures for Related Party Transactions

We have adopted a related party transaction policy under which our directors and executive officers, including their immediate family members and affiliates, are not permitted to enter into a related party transaction without the prior consent of our Audit Committee, or other independent committee of the Board if it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to our Audit Committee for review, consideration and approval. All of our directors and executive officers are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs, and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are not inconsistent with our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

It is important that your proxies be returned promptly and that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope or vote your shares before the Annual Meeting by telephone or over the internet so your shares will be represented at the Annual Meeting.

The form of proxy card and this Proxy Statement have been approved by the Board and are being mailed and delivered to stockholders by its authority.

CONTACT INFORMATION FOR QUESTIONS AND ASSISTANCE WITH VOTING

If you have any questions or require any assistance with voting your shares, please contact:

Investor Relations

REGENXBIO Inc.

9600 Blackwell Road, Suite 210

Rockville, Maryland 20850

Telephone: (240) 552-8181

If you need additional copies of this proxy statement or voting materials, you should contact Investor Relations as described above. A copy of our Annual Report will be sent without charge to any stockholder who requests in writing, addressed to Investor Relations as described above. Our Annual Report may also be obtained via the internet at www.proxyvote.com.

REGENXBIO INC. 9600 BLACKWELL ROAD, SUITE 210 ROCKVILLE, MD 20850

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 28, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 28, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E65715-P20814 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REGENXBIO INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Three Class I Directors		☐	☐	☐
Nominees:
01) Daniel J. Abdun-Nabi
02) Allan M. Fox
03) Alexandra Glucksmann, Ph.D.
The Board of Directors recommends you vote FOR Items 2 and 3:								For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for the year ending December 31, 2019.							☐	☐	☐

3.	Advisory vote on the compensation paid to the Company’s named executive officers.							☐	☐	☐

The Board of Directors recommends you vote EVERY 3 YEARS on Item 4:							Every 1 Year	Every 2 Years	Every 3 Years	Abstain

4.	Advisory vote on the frequency of future stockholder advisory votes on the compensation paid to the Company’s named executive officers.						☐	☐	☐	☐
NOTE: Other business may be considered as may properly come before the meeting or any adjournment or postponement thereof.
For address changes and/or comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E65716-P20814

REGENXBIO INC.

Annual Meeting of Stockholders

May 31, 2019

This Proxy is Solicited on Behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Kenneth T. Mills and Patrick J. Christmas, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of REGENXBIO Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on May 31, 2019 at 9:00 a.m. Eastern Time, at 9714 Medical Center Drive, Rockville, Maryland 20850, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The proxies will vote in their discretion upon any and all other matters that may properly come before the meeting and any adjournment or postponement thereof.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE